Exhibit 99.3

PRO FORMA VALUATION REPORT

WEST END INDIANA BANCSHARES, INC.
Richmond, Indiana

PROPOSED HOLDING COMPANY FOR:
WEST END BANK, S.B.
Richmond, Indiana

Dated As Of:
June 10, 2011

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

June 10, 2011

Board of Directors
West End Bank, S.B.
West End Bancshares, Inc.
West End Bank, MHC
34 South Seventh Street
Richmond, Indiana  47374

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”).  Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Banks Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of West End Bank, MHC, (the “MHC”), West End Bancshares, Inc. and West End Bank, S.B., Richmond, Indiana, (collectively referred to as “West End” or the “Bank”) adopted the plan of conversion on June 24, 2011, incorporated herein by reference.  As a result of the conversion, the MHC will be succeeded by a Maryland corporation with the name of West End Indiana Bancshares, Inc. (the “Company”), a newly formed Maryland corporation.  The Company will offer 100% of its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members; as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering.  Going forward, The Company will own 100% of the Bank’s stock, and the Bank will initially be the Company’s sole subsidiary.  A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, The Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
June 10, 2011

The plan of conversion provides for the Company to contribute common stock and cash to the West End Bank Charitable Foundation, a charitable foundation to be established as part of the conversion and stock offering (the “Foundation”).  The Foundation will be funded with a total contribution with a value of $505,000, comprised of $125,000 in cash and 38,000 shares of conversion stock (value of $380,000, based on the $10.00 per share offering price).  The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which West End operates and to enable those communities to share in West End’s long-term growth.  The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by the Bank to assist in the plan of conversion and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Bank that has included due diligence related discussions with West End’s management; BKD, LLP, the Bank’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Bank’s conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering.  All conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which West End operates and have assessed the Bank’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on West End and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of West End.  We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates.  We have compared West End’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

Board of Directors
June 10, 2011

The Appraisal is based on West End’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank.  The valuation considers West End only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone.  It is our understanding that West End intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of June 10, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $14,380,000 at the midpoint, equal to 1,438,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $12,280,000 and a maximum value of $16,480,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,228,000 at the minimum and 1,648,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $18,894,995 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,889,500.  Based on this valuation range, the offering range is as follows:  $11,900,000 at the minimum, $14,000,000 at the midpoint, $16,100,000 at the maximum and $18,515,000 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  1,190,000 at the minimum, 1,400,000 at the midpoint, 1,610,000 at the maximum and 1,851,500 at the supermaximum.

Board of Directors
June 10, 2011

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of The Company immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of West End as of March 31, 2011, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of West End, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ James P. Hennessey
James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS
WEST END INDIANA BANCSHARES, INC.
WEST END BANK
Richmond, Indiana

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.6
Income and Expense Trends		I.10
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.15
Asset Quality		I.19
Funding Composition and Strategy		I.20
Legal Proceedings		I.21

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
Market Area Overview		II.2
National Economic Factors		II.4
Interest Rate Environment		II.5
Market Area Demographics		II.6
Regional Economy		II.8
Unemployment Trends		II.10
Market Area Deposit Characteristics		II.11
Mortgage Competition		II.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.14
Interest Rate Risk		III.14
Summary		III.17

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS
WEST END INDIANA BANCSHARES, INC.
WEST END BANK
Richmond, Indiana
(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.5
4.	Primary Market Area		IV.6
5.	Dividends		IV.6
6.	Liquidity of the Shares		IV.7
7.	Marketing of the Issue		IV.7
	A.	The Public Market	IV.8
	B.	The New Issue Market	IV.12
	C.	The Acquisition Market	IV.15
8.	Management		IV.15
9.	Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments			IV.16
Valuation Approaches			IV.16
1.	Price-to-Earnings (“P/E”)		IV.18
2.	Price-to-Book (“P/B”)		IV.19
3.	Price-to-Assets (“P/A”)		IV.19
Valuation Conclusion			IV.20

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
WEST END INDIANA BANCSHARES, INC.
WEST END BANK
Richmond, Indiana

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.9
2.3	Market Area Largest Employers	II.10
2.4	Market Area Unemployment Trends	II.11
2.5	Deposit Summary	II.12
2.6	Mortgage Competitors – 1-4 Permanent Loans	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Recent Standard Conversion Offerings Completed	IV.13
4.2	Market Pricing Comparatives	IV.14
4.3	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

West End Bank, S.B., is a state-chartered savings bank organized in 1894 under the name West End Building and Loan Association and has operated continuously in Wayne County, Indiana since its founding.  The West End Bank, S.B., reorganized into the mutual holding company structure in 2007 by forming West End Bank, MHC.  West End Bank, MHC owns 100% of the outstanding shares of common stock of West End Bancshares, Inc., a federal corporation, which in turn owns 100% of the outstanding shares of common stock of West End Bank, S.B.  West End Bank, MHC (the “MHC”), and West End Bancshares, Inc. (the “Mid-Tier”), assets and operations consist primarily of their ownership of the Bank and the entire mutual holding company organization will hereinafter be referred to collectively as “West End”, or the “Bank”, unless otherwise noted.

West End serves eastern Indiana through four office full-service locations in Wayne and Union counties and two additional branches located in schools in Richmond, Indiana at which the Bank offers more limited banking services and at which West End provides banking seminars to students who assist in the branch operations.  The majority of the Bank’s retail banking and depository activities are conducted within the two county market area, although the Bank’s market for lending operations in particular, extends across a broader area including markets in west-central Ohio.  A map of the Bank’s branch office location is provided in Exhibit I-1.  West End is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”).  At March 31, 2011, West End had $217.1 million in assets, $176.7 million in deposits and total equity of $17.4 million, equal to 8.0% of total assets.  The discussion contained herein reflects the assets and liabilities of the Bank, inclusive of the MHC and the Mid-Tier, which will be consolidated into the Bank as part of the full stock conversion transaction.  The MHC’s audited financial statements are included by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Plan of Conversion

West End has operated in the three-tiered MHC form of organization since 2007, with West End Bank, S.B., regulated by the FDIC and the Indiana Department of Financial Institutions (“DFI”) while the MHC and Mid-Tier holding companies are regulated by the Office of Thrift Supervision (“OTS”).  No shares were publicly issued at the time of the MHC reorganization.  The respective Boards of Directors of the MHC, the Mid-Tier and the Bank adopted a plan of conversion and reorganization on June 24, 2011.  Pursuant to the plan of conversion and reorganization, the organization will convert from the mutual holding company form of organization to the full stock form and will sell shares of common stock to the public in a stock offering.  The plan of conversion and reorganization will result in the elimination of the MHC and Mid-Tier and will result in the creation of a new stock holding company to be called West End Indiana Bancshares, Inc. (the “Company”).  The Company will own all of the outstanding shares of the Bank.  Pursuant to the Plan of Conversion, the Company will offer shares of common stock to depositors of West End, to certain newly-formed stock benefit plans for officers, directors and employees and others.

The plan of conversion provides for the Company to contribute common stock and cash to the West End Bank Charitable Foundation, a charitable foundation to be established as part of the conversion and stock offering (the “Foundation”).  The Foundation will be funded with a total contribution with a value of $505,000, comprised of $125,000 in cash and 38,000 shares of conversion stock (value of $380,000, based on the $10.00 per share offering price).  The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which West End operates and to enable those communities to share in West End’s long-term growth.  The Foundation will be dedicated completely to community activities and the promotion of charitable causes and will enhance the Bank’s current activities under the Community Reinvestment Act (“CRA”).

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Bank.  In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

Strategic Overview

Throughout much of its corporate history, the Bank’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Wayne and Union Counties as well as other nearby areas of east-central Indiana and west-central Ohio.  In this regard, the Bank has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial mortgage and consumer lending.  Commencing with the employment of the current managing officer in 2003 bolstered by several other additions to the management team over the next several years, the Bank sought to gradually restructure the loan portfolio to include a greater proportion of commercial loans, including mortgage and non-mortgage as well as consumer loans.

In addition to commercial lending, the Bank has developed a niche in indirect auto lending facilitated by the employment of loan officer experienced in such lending in the local market.  The indirect auto loans originated by the Bank are sourced from approximately 25 dealers located in the Bank’s markets or contiguous areas and primarily consist of loans secured by late model used vehicles and are originated to borrowers who typically have credit scores of 660 or less and 677 on average.  The Bank has viewed the indirect auto lending niche as attractive owing to the limited loan demand in its market and to the relatively higher yields and short durations available on such loans in comparison to the mortgage loans.

Reflecting this change in strategic direction, the Bank’s lending operations consist of three principal segments as follows:  (1) residential mortgage lending; (2) consumer lending mainly focused on indirect automobile loans; and (3) commercial real estate lending.  In this regard, the Bank has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services.

With this transition in recent years, the Bank has been required to develop the infrastructure to undertake more diversified lending.  In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts by undertaking such actions as expanding the loan underwriting policy to provide guidance on the expanded lending activities and implementing a loan risk rating system within the loan review function.  Additionally, the Bank has increased the number of commercial loan officers to a total of three since 2003 to support the growth of commercial account relationships.  Similarly, the Bank has employed loan origination and support staff (collections and processing) to support the indirect auto lending activities.  Other infrastructure improvements include the conversion to a data processing system which is able to better support the Bank’s community banking relationships.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Importantly, West End’s loan portfolio composition has changed reflecting both changing market demand for the Bank’s various loan products and the impact of the interest rate risk management strategies.  In this regard, residential mortgage loans have been diminishing, both in terms of the outstanding dollar balance and in proportion to the total loan portfolio as historically low market interest rates have fostered demand for long term fixed rate loans.  The Bank’s practice is to sell most long term fixed rate loans with maturities of 15 years or more, which comprise the majority of the Bank’s recent residential loan originations.

The Bank’s efforts to expand and diversify the loan portfolio is highlighted by data which indicates the loan portfolio balance has increased by more than a 5% compounded annual rate since the end of fiscal 2006, increasing from $123.9 million to $152.5 million as of the March 31, 2011.  Growth of commercial real estate/multi-family mortgage loans and consumer loans have outpaced residential mortgage loans over the past five and one-quarter years.  Specifically, commercial mortgage loans have increased from $16.0 million, or 12.9% of total loans as of December 31, 2006, to $28.1 million, or 18.2% of total loans as of March 31, 2011.  Moreover, consumer loans have increased from $38.0 million, or 30.5% of total loans as of December 31, 2006, to $53.4 million, or 34.6% of total loans as of March 31, 2011.  The Bank’s emphasis on generating indirect auto loans, which can have credit risk which the Bank seeks to manage, has accounted for the majority of growth experienced in the consumer portfolio.

Thus, while residential mortgage loans continue to comprise a significant component of the loan portfolio at $58.3 million, or 37.7% of total loans as of March 31, 2011, the recent trend has been for little or no growth in the portfolio balance such that the proportion of residential loans to total loans has diminished from 48.5% as of the end of fiscal 2006.  In this regard, the Bank’s general practice is to sell fixed rate loans with maturities of 15 years or more conforming to Freddie Mac standards into the secondary market.  Loans not meeting the Freddie Mac guidelines are made on an exception basis which the Bank seeks to originate with shorter repricing terms so as to minimize its interest rate risk exposure.  In addition, home equity lending is a material component of the Bank’s lending as such loans totaled $5.0 million, or 3.3% of total loans as of March 31, 2011.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank.  In recent years, checking accounts have expanded modestly facilitated by West End’s marketing efforts in this area while money market accounts have also increased as customers have been reluctant to invest in term CDs in the low interest rate environment.  As result of these trends, CDs have diminished from 65.8% of deposits at the end of fiscal 2006 to 55.5% of deposits as of March 31, 2011.  Nonetheless, the deposit data indicates that CDs continue to comprise the largest segment of total deposits.  The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs (i.e., to limit the requirement to pay aggressively to attract deposit funds to meet established growth objectives) and interest rate risk.  FHLB advances constitute the Bank’s alternative funding source with many advances consisting of fixed term fixed rate or fixed rate amortizing borrowings.  Many of the advances were taken down several years ago when market interest rates were at higher levels and the current weighted average cost of the borrowings portfolio equal to 2.40% as of March 31, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

West End’s earnings base is largely dependent upon net interest income and operating expense levels.  Notwithstanding growth in West End’s balance sheet and modest improvement in the Bank’s spreads, improvements to reported and core earnings have been limited by the growth in loan loss provisions as the recessionary economic environment has led to increasing non-performing assets (“NPAs”) and loan chargeoffs.  In addition to the earnings impact of increasing loans loss provisions, the Bank has been subject to earnings pressure over the last several years as operating expenses have been subject to increase as West End has undertaken several initiatives to enhance its personnel, office facilities and infrastructure, including additional capital investments in fixed assets and technology.  Such investments have been incurred primarily in connection with the Bank’s strategy to become a more effective competitor in the commercial and retail banking arena.  Specifically, the Bank undertook such actions as opening a new branch office in Richmond in 2006 and moving into a newly built office in Liberty in 2009.  There were also expenses incurred in connection with the Bank’s electronic data processing (“EDP”) conversion completed in 2008 as well as upgrading of many hardware and software systems.  The Bank has also added significant staff in the commercial and consumer lending areas.  All of these factors have tended to offset the benefits of balance sheet growth and increasing asset yields on West End’s earnings over the near term.  Over the longer term, West End will be seeking to leverage the personnel and infrastructure improvements to increase the loan and deposit balances, customer penetration, and overall earnings.

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of West End.  The capital realized from the stock offering will increase the operating flexibility and overall financial strength of West End.  The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets.  West End’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio.  The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in West End’s funding costs.  Additionally, West End’s higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise.  Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets.  The Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration.  At this time, the Bank has no specific plans for expansion, but as part of its business plan has identified establishing de novo branches as a growth strategy to be pursued.  The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Management has indicated that both the increased capital from the Conversion as well as being in the stock form of organization will both facilitate the ability to expand and diversify.  The projected uses of proceeds from the Conversion are highlighted below.

●
West End Indiana Bancshares, Inc.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of  cash dividends.

●
West End Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with West End’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-quarter years.   Since December 31, 2006, total assets have increased at a 7.2% compounded annual rate, expanding from $161.8 million to $217.1 million as of March 31, 2011.  Loans have realized a slower 5.0% annual growth rate in comparison to the 7.2% annual asset growth rate since fiscal 2006 and thus, decreased in proportion to total assets, from 76.5% at December 31, 2006, to 70.3% at March 31, 2011.  Investment securities (AFS) increased from $22.7 million as of the end of fiscal 2006, to $41.7 million as of March 31, 2011, reflecting 15.4% compounded annual growth.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

Table 1.1
West End Bank, MHC
Historical Balance Sheet Data

	At Fiscal Year Ended December 31,										March 31, 2011		Annual Growth Rate
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Total assets	$161,847	100.00%	$173,014	100.00%	$177,542	100.00%	$190,141	100.00%	$215,989	100.00%	$217,064	100.00%	7.15%
Cash and cash equivalents	3,934	2.43%	4,869	2.81%	7,815	4.40%	6,540	3.44%	8,294	3.84%	8,052	3.71%	18.35%
Investment securities-AFS	22,719	14.04%	22,030	12.73%	19,521	11.00%	24,700	12.99%	41,216	19.08%	41,695	19.21%	15.36%
Loans receivable, net	123,885	76.54%	134,148	77.54%	138,343	77.92%	144,235	75.86%	151,810	70.29%	152,526	70.27%	5.02%
Fixed assets	3,037	1.88%	2,860	1.65%	2,761	1.56%	3,605	1.90%	3,691	1.71%	3,575	1.65%	3.92%
FHLB stock	1,893	1.17%	2,088	1.21%	2,088	1.18%	2,088	1.10%	1,858	0.86%	1,858	0.86%	-0.44%
BOLI	3,285	2.03%	4,125	2.38%	4,284	2.41%	4,434	2.33%	4,589	2.12%	4,627	2.13%	8.40%
Real estate owned	288	0.18%	131	0.08%	184	0.10%	586	0.31%	786	0.36%	936	0.43%	31.95%
Deposits	108,323	66.93%	115,233	66.60%	126,985	71.52%	145,269	76.40%	175,371	81.19%	176,689	81.40%	12.20%
Borrowed funds	37,400	23.11%	41,300	23.87%	32,700	18.42%	27,200	14.31%	22,000	10.19%	22,000	10.14%	-11.74%
Total stockholders’ equity	15,512	9.58%	15,982	9.24%	16,723	9.42%	16,867	8.87%	17,320	8.02%	17,406	8.02%	2.75%

Loans/Deposits		114.37%		116.41%		108.94%		99.29%		86.57%		86.32%

Banking offices	4		4		4		4		4		4

(1) Ratios are as a percent of ending assets.

Sources: West End Bank MHC’s Audited and Prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

The Bank’s assets are funded through a combination of deposits, borrowings and retained earnings.  Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 8.4% since the end of fiscal 2006.  Borrowings have diminished at an 11.7% rate since the end of fiscal 2006, reflecting both West End’s success in increasing the deposit balances and the limited need for funds given relatively slack loan demand in the recessionary environment that has prevailed over the last several years.

Annual equity growth equaled 2.8% since the end of fiscal 2006, with the modest growth rate reflecting the Bank’s moderate return on equity (“ROE”), particularly as West End realized higher loan loss provisions as a result of the weak economic environment in recent periods and as the Bank incurred additional expenses associated with the build-up of its infrastructure.  The post-offering equity growth rate may initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment, the cost of the stock benefit plans, public company reporting and the expense of targeted branching.  Over the longer term, as the new equity is leveraged through growth, the return on equity may improve (see Exhibit I-3 for key operating ratios).

The Bank’s lending strategy primarily emphasizes real estate lending, including loans secured by both 1-4 family residential and commercial properties.  Additionally, the Bank is heavily involved in consumer lending through the indirect lending niche.  West End’s loan portfolio composition as of March 31, 2011, underscores such emphasis – permanent first mortgage loans secured by 1-4 family residential properties totaled $58.3 million, equal to 37.7% of total loans, while commercial real estate loans totaled $28.1 million, equal to approximately 18.2% of total loans. Meanwhile, consumer loans totaled $53.4 million, equal to approximately 34.6% of total loans reflecting the impact of the indirect auto lending niche.     The balance of the loan portfolio was comprised of relatively smaller balances of home equity, construction and commercial business (“C&I”) loans.

The balance of the 1-4 family mortgage loan portfolio has diminished since the end of fiscal 2006 reflecting strong market demand for fixed rate loans in the low interest rate environment (the Bank typically sells such loans), and as a result, permanent 1-4 family residential mortgage loans have declined in proportion to total loans from 48.5% as of December 31, 2006, to 37.7% as of March 31, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting West End’s overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level will primarily be invested into a deposit at the Bank.  Over the past five and one-quarter years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) reflects a growth trend, increasing from $28.5 million, equal to 17.6% of assets as of the end of fiscal 2006, to $51.6 million, equal to 23.8% of assets as of March 31, 2011.  The increasing level of cash and investments in recent years is the result of limited loan demand in the Bank’s market, particularly for high credit quality loans with adjustable terms or short repricing frequencies which the Bank is willing to place into portfolio.  The largest component of the investment portfolio consists of mortgage-back securities which totaled $35.2 million, equal to 16.2% of assets as of March 31, 2011.  Cash and cash equivalents equaled $8.1 million (3.7% of assets) with the recent increase the result of deposit growth – excess liquidity may likely be utilized to pay down FHLB advances in the future as they mature.  The balance of the investment portfolio includes federal agency securities equal to $6.5 million (see Exhibit I-4) and FHLB stock totaling $1.9 million.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain directors of the Bank.  The purpose of the investment is to provide funding for the benefit plans of the covered individuals.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of March 31, 2011, the cash surrender value of the Bank’s BOLI equaled $4.6 million.

Over the past five and one-quarter years, West Ends funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings.  From fiscal year end 2006 through March 31, 2011, the Bank’s deposits increased at an annual rate of 12.2%.  The most significant deposit growth occurred during fiscal year 2009.  As of March 31, 2011, the Bank’s deposits totaled $176.7 million or 81.4% of assets.  CDs account for the largest concentration of the Bank’s deposits and comprised 55.5% of total deposits as of March 31, 2011.  Transaction and savings account deposits comprised 44.5% of total deposits as of March 31, 2011, with money market accounts comprising the largest portion of the Bank’s savings and transaction deposits accounts

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk.  From fiscal year end 2006 to March 31, 2011, borrowings have decreased at an annual rate of 11.7%.  The overall decline in borrowings can be attributed to the relatively significant deposit growth experienced over the comparable period and to limited need for funds in view of relatively low loan growth.  As of March 31, 2011, West End maintained $22.0 million of borrowings equal to 10.1% of assets.  The Bank’s utilization of borrowings has generally been limited to FHLB advances.

The Bank’s equity increased at a 2.8% annual rate from year end 2006 through March 31, 2011, with the limited overall growth the result of modest earnings for the last five and one quarter years.  Asset growth over the last five and one-quarter fiscal years coupled with modest earnings resulted in a decrease in the Bank’s equity-to-assets ratio, from 9.6% at year end 2006 to 8.0% at March 31, 2011.  All of the Bank’s capital is tangible capital, and West End maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2011.  The addition of the stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years through March 31, 2011.  The Bank has reported positive albeit moderate earnings since fiscal 2006, ranging from a low of $129.000, equal to 0.08% of average assets in fiscal 2006, to a high of $515,000, or 0.24% of average assets for the twelve months ended March 31, 2011.   Reported earnings have increased through the twelve months ended March 31, 2011 due to the positive impact of growth of the net interest margin as reversion to a positively sloped yield curve environment improved the Bank’s interest rate spreads.  At the same time, the positive impact of growth in the Banks spreads and margins have been offset by higher loan loss provisions related to asset quality and the current economic environment, the impact of which was partially mitigated by gains on the sale of securities, loans, and other assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Table 1.2
West End Bank, MHC
Historical Income Statements

	As of the Fiscal Year Ended December 31,										12 Months Ended March 31, 2011
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$9,306	5.77%	$10,412	6.02%	$10,886	6.08%	$10,916	5.68%	$10,934	5.27%	$10,987	5.19%
Interest Expense	$(4,914)	-3.05%	$(5,951)	-3.44%	$(5,315)	-2.97%	$(4,510)	-2.34%	$(4,045)	-1.95%	$(3,842)	-1.81%
Net Interest Income	$4,391	2.72%	$4,462	2.58%	$5,572	3.11%	$6,406	3.33%	$6,889	3.32%	$7,145	3.37%
Provision for Loan Losses	$(380)	-0.24%	$(215)	-0.12%	$(525)	-0.29%	$(1,589)	-0.83%	$(1,294)	-0.62%	$(1,274)	-0.60%
Net Interest Income after Provisions	$4,011	2.49%	$4,247	2.46%	$5,047	2.82%	$4,818	2.50%	$5,595	2.70%	$5,871	2.77%

Other Operating Income	$731	0.45%	$866	0.50%	$927	0.52%	$875	0.45%	$983	0.47%	$1,013	0.48%
Operating Expense	$(4,779)	-2.96%	$(5,005)	-2.90%	$(5,573)	-3.11%	$(5,821)	-3.03%	$(6,359)	-3.06%	$(6,563)	-3.10%
Net Operating Income	$(37)	-0.02%	$107	0.06%	$401	0.22%	$(128)	-0.07%	$219	0.11%	$321	0.15%

Gains on the Sale of Loans	$135	0.08%	$116	0.07%	$125	0.07%	$412	0.21%	$331	0.16%	$362	0.17%
Net Gain(Loss) on Sale of Securities	$50	0.03%	$15	0.01%	$32	0.02%	$131	0.07%	$122	0.06%	$90	0.04%
Net Gain(Loss) on Sale of Other Assets	$-	0.00%	$-	0.00%	$-	0.00%	$(19)	-0.01%	$56	0.03%	$6	0.00%
Total Non-Operating Income/(Expense)	$184	0.11%	$131	0.08%	$158	0.09%	$523	0.27%	$509	0.25%	$458	0.22%

Net Income Before Tax	$147	0.09%	$238	0.14%	$558	0.31%	$395	0.21%	$728	0.35%	$779	0.37%
Income Taxes	$(18)	-0.01%	$3	0.00%	$(146)	-0.08%	$(68)	-0.04%	$(229)	-0.11%	$(263)	-0.12%
Net Income (Loss) Before Extraord. Items	$129	0.08%	$242	0.14%	$412	0.23%	$327	0.17%	$498	0.24%	$515	0.24%
Estimated Core Net Income
Net Income	$129	0.08%	$242	0.14%	$412	0.23%	$327	0.17%	$498	0.24%	$515	0.24%
Addback(Deduct): Non-Recurring (Inc)/Exp	$(184)	-0.11%	$(131)	-0.08%	$(158)	-0.09%	$(523)	-0.27%	$(509)	-0.25%	$(458)	-0.22%
Tax Effect (2)	$73	0.05%	$52	0.03%	$62	0.03%	$207	0.11%	$202	0.10%	$182	0.09%
Estimated Core Net Income	$18	0.01%	$163	0.09%	$317	0.18%	$11	0.01%	$191	0.09%	$239	0.11%

Memo:
Expense Coverage Ratio	91.88%		89.14%		99.97%		110.06%		108.33%		108.87%
Efficiency Ratio	93.31%		93.95%		85.76%		79.95%		80.78%		80.45%
Effective Tax Rate	12.38%		-1.41%		26.16%		17.27%		31.51%		33.81%

(1)    Ratios are a Percent of Average Assets.
(2)    Tax effected at a 39.6% rate.

Source: West End Bank MHC’s audited financial statements and the conversion prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Net interest income has grown over the period reflected in Table 1.2 due to balance sheet growth and increasing asset yields reflecting the gradual restructuring of the portfolio to include a larger proportion of higher yielding commercial and consumer loans, characteristics which were partially mitigated by the fact that the loans/assets ratio has declined since fiscal 2006.  Additionally, the increasing spreads have also been facilitated by a declining cost of funds in response to an easy monetary policy by the Federal Reserve.  Specifically, net interest income increased from $4.4 million or 2.72% of average assets in fiscal 2006 to $7.1 million or 3.37% of average assets for the twelve months ended March 31, 2011.  The Bank’s net interest rate spreads and yields and costs for the past five and one-quarter fiscal years are set forth in Exhibit I-5. The initial reinvestment of the offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds.  At the same, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields.

Loan loss provisions have had a significant impact on the Bank’s earnings in recent years.  Over the past five and one-quarter fiscal years, loan loss provisions established by the Bank ranged from a low of 0.12% of average assets during fiscal year 2007 to a high of 0.83% of average assets during fiscal 2009.  For the twelve months ended March 31, 2011, loan loss provisions amounted to $1.3 million or 0.60% of average assets.  An increase in non-performing loans, growth of higher risk types of loans and the impact of the recession on the local economy were factors that contributed to the higher loan loss provisions established by the Bank in recent periods.  In this regard, loan chargeoffs in the residential mortgage and consumer loan portfolio required the Bank to establish additional provisions to replenish the allowance for loan and lease loss account consistent with West End’s policies and procedures.  As of March 31, 2011, the Bank maintained valuation allowances of $1.8 million, equal to 1.16% of net loans receivable and 63.96% of total non-accruing loans and accruing loans delinquent 90 days or more.  Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five and one-quarter fiscal years.

Non-interest operating income has been a growing contributor to the Bank’s earnings with the growth primarily attributable to the expanded balance sheet and overall business volumes and the ratio of non-interest income to average assets has remained relatively stable.  Over the past five and one-quarter fiscal years, non-interest operating income ranged from a low of 0.45% of average assets during fiscal year 2006 to a high of 0.52% of average assets during fiscal 2008.  For the twelve months ended March 31, 2011, non-interest operating income totaled $1.0 million or 0.48% of average assets.  Fees and service charges constitute the largest source of non-interest operating income for the Bank, with other non-interest operating revenues derived from mortgage banking and loan servicing, income earned on BOLI and miscellaneous other revenue sources.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Operating expenses represent the other major component of the Bank’s earnings. Overall, the Bank’s operating expenses have increased from $4.8 million, equal to 2.96% of average assets in fiscal 2006, to $6.6 million, equal to 3.10% of average assets reported for the twelve months ended March 31, 2011.  The upward trend in the Bank’s operating expenses since fiscal year 2006 has been in part related to adding personnel to facilitate implementation of planned growth strategies, maintaining competitive salaries for executives, and management of information technology operations.  Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing more aggressive growth of the balance sheet.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal year 2006 reflect an increase in core earnings, as indicated by Bank’s expense coverage ratio (net interest income divided by operating expenses).  West End’s expense coverage ratio equaled 0.92 times during fiscal year 2006, versus a ratio of 1.09 times during the twelve months ended March 31, 2011.  The increase in the expense coverage ratio resulted from a more significant increase in the net interest income ratio compared to the operating expense ratio.  Similarly, the Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) reflects improvement in recent periods, diminishing from 93.3% during fiscal year 2006 to 80.5% for the twelve months ended March 31, 2011.  At the same time, these positive trends with respect to earnings have been mitigated by increasing loan loss provisions as previously noted.

Non-operating income over the past five and one-quarter fiscal years has typically had a fairly modest impact on the Bank’s earnings, consisting of gains on the sale of investment of securities and gains and losses on the sale of foreclosed assets.  However, non-operating income was a comparatively larger contributor to the Bank’s earnings during fiscal year 2009 to the twelve months ended March 31, 2011, as the result of gains recorded on the sale of investment securities, loans, and foreclosed assets.  For the twelve months ended March 31, 2011, non-operating gains amounted to $458,000, or 0.22% of average assets.  In general, the gains and losses recorded by the Bank are not viewed as part of the Bank’s core or recurring earnings.

The Bank’s effective tax rate ranged from a low of negative 1.41% (i.e., a tax benefit) to a high of 31.51% over the last five fiscal years and equaled 33.81% for the twelve months ended March 31, 2011.  As set forth in the prospectus, the Bank’s marginal effective statutory income tax rate is 39.6%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Interest Rate Risk Management

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Bank manages interest rate risk from the asset side of the balance sheet through selling originations of longer term 1-4 family fixed rate loans to the secondary market, maintaining shorter-to-medium term investment securities as available for sale, laddering the maturities of the investment portfolio.  Additionally, the Bank maintains a large investment in auto loans which generally have original maturities in the range of three to five years.  While the portfolio is primarily fixed rate in nature (see Exhibit I-8), as of December 31, 2010, West End’s loan portfolio had a similar balance of loans with maturities within five years and loans with maturities in excess of five years (see Exhibit I-10) reflecting the Bank’s efforts to shorten the average duration of the portfolio.   On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilizing longer term fixed rate FHLB advances.

The Bank uses an earnings simulation analysis that measures the sensitivity of net interest income to various interest rate movements.  The base-case scenario is established using current interest rates.  The comparative scenarios assume an immediate parallel shock in increments of 100 basis point rate movements.  The model is run at least quarterly incorporating an assumption of up to 300 basis point upward and downward rate shocks.  Based on the March 31, 2011, simulation, the Bank’s internal interest rate risk analysis indicated that a 200 basis point instantaneous and sustained increase in interest rates would result in a 4.4% increase in West End’s net interest income (see Exhibit I-7) which is reflective of an asset sensitive asset-liability repricing structure.  At the same time, empirical data over the last several years has indicated that the Bank’s level of net interest income has increased as interest rates have declined.  The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Lending Activities and Strategy

West End’s lending activities have generally focused on mortgage lending and consumer lending.  Mortgage loans comprised 60.7% of total loans while non-mortgage consumer and commercial loans comprised 39.3% of total loans as of March 31, 2011.  The mortgage lending consists primarily of two elements including 1-4 family permanent mortgage loans and commercial and multi-family mortgage loans while construction and second mortgage loans were comparatively modest elements of the mortgage portfolio.  As noted previously, indirect auto lending represents the primary element of the consumer lending strategy although the consumer loan portfolio also includes a comparatively modest balance of loans originated on an in-house basis to customers.  Going forward, the Bank’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial mortgage and non-mortgage account relationships.  Exhibit I-9 provides historical detail of West End’s loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of March 31, 2011.

Residential Lending

As March 31, 2011 1-4 family mortgage loans equaled $58.3 million, or 37.7% of total loans.  West End offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, with most of the recent origination volume consisting of fixed rate loans reflecting high demand for such loans in the low interest rate environment that has prevailed in recent years.  Loans are underwritten to secondary market guidelines, as the Bank’s current philosophy has been to sell most originations of fixed rate loans with terms of 15 years or more which are also conforming to Freddie Mac guidelines into the secondary market.  Loans are sold on a servicing retained basis and as a result, the Bank’s portfolio of loans serviced for others totaled $57.5 million as of March 31, 2011.  It is the Bank’s practice to retain loans which do not qualify for sale in the secondary market but to originate such loans with either a premium to the conforming loan rate or as an adjustable rate loan.

ARM loans generally have fixed rates for initial terms of five years, and adjust annually thereafter at a margin, generally of 4.50% over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year.  Furthermore, ARM loans generally carry terms to maturity of up to 30 years.  Residential loans are generated through the Bank’s in-house lending staff, walk-ins, on-line banking and third party referrals.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

The Bank’s home equity loans include fixed rate amortizing term loans as well as fixed and variable rate lines of credit.  Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending.  Home equity loans approximated $5.0 million or 3.3% of total loans as of March 31, 2011.  When combined with the first mortgage loan, the Bank will make home equity loans up to a 90% LTV.  Generally, the maximum term of a home equity loan is 10 years.  Over the last five and one-quarter years, home equity products have comprised a relatively stable percentage of the loan portfolio.

Commercial and Multi-Family Mortgage Lending

The balance of the mortgage loan portfolio consists of commercial real estate, multi-family and land loans, which are collateralized by properties in the Bank’s regional lending area.  West End generally originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.2 times.  Commercial real estate and multi-family loans are offered in a balloon structure or as amortizing loans with maturities up to 20 years.  Properties securing the commercial real estate and multi-family loan portfolio include hotels, commercial office parks, churches, restaurants and apartment buildings.  Land loans consist substantially of properties that will be used for residential development and are typically extended up to a LTV ratio of 65.0%.  Land loans are generally prime rate based loans for terms of up to five years.  The largest commercial real estate/multi-family or land loan in the Bank’s loan portfolio at March 31, 2011 was a $2.5 million loan secured by a hotel property and was performing in accordance with its terms.  As of March 31, 2011, the Bank’s outstanding balance of commercial real estate, multi-family and land loans totaled $28.1 million or 18.2% of total loans.

Construction Lending

Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences and the development of land and commercial/multi-family properties.  The Bank’s 1-4 family construction lending activities generally consist of construction/permanent loans, which are originated up to a LTV ratio of 80.0%.  Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to 80.0% of the completed appraised value of the property.  Residential and commercial construction loans are interest only loans during the construction period.  As of March 31, 2011, construction loans equaled $2.3 million or 1.5% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Consumer Lending

 Consumer loans, excluding home equity loans, are generally offered to provide a broad line of loan products to customers and typically include loans on deposits, auto loans, boat loans, motorcycle loans and unsecured personal loans.  The largest category of consumer loans consists of loans secured by automobiles.   The Bank offers automobile loans with maturities of up to 72 months for new automobiles.  Loans secured by used automobiles will have maximum terms which vary depending upon the age of the automobile. The Bank generally originates automobile loans with an LTV of 100% of NADA loan value; although in the case of a new car loan the LTV ratio may equal up to 100% of manufacturer’s suggested retail price (“MSRP”).  As of March 31, 2011, the Bank’s consumer loans (excluding HELOCs) totaled $53.4 million or 34.6% of total loans.  Indirect auto loans totaled $45.7 million at March 31, 2011, or approximately 86% of the consumer loan portfolio.

The Bank acquires and underwrites indirect automobile loans from approximately 25 used car dealerships located in Wayne and Union Counties and other nearby areas of Indiana and Ohio under an arrangement where the dealer has the ability to earn a rate based premium on the loan referral. Each dealer that originates automobile loans makes representations and warranties with respect to the Bank’s security interests in the related financed vehicles in a separate dealer agreement with the Bank.  Each dealer submits credit applications directly to the Bank, and the borrower’s creditworthiness used in determining whether to purchase an automobile loan from a dealer.  West End applies uniform underwriting standards when originating the automobile loan, but will originate loans which are an exception to policy based on an evaluation of mitigating factors.  Moreover, the Bank will obtain a credit report from a major credit reporting agency which details the borrower’s credit history.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Commercial Business Loans

 Although limited, the commercial business loan portfolio is generated through extending loans to businesses operating in the local market area.  Commercial business loans offered by the Bank consist of prime rate based loans, as well as fixed rate loans which are generally secured by equipment.  Commercial business loans are generally offered for terms of up to five years.  Loans secured by business assets such as accounts receivable, inventory and equipment account for the major portion of the Bank’s commercial loan portfolio, while the portfolio also includes a limited amount of unsecured loans.  Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Bank, pursuant to which the Bank is seeking to further its commitment as a full service community bank, particularly by cultivating commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.  As of March 31, 2011, the Bank’s outstanding balance of commercial business loans equaled $7.3 million or 4.7% of total loans.

Loan Originations, Purchases and Sales

Exhibit I-11 provides a summary of the Bank’s lending activities over the past two and one-quarter fiscal years.  Total loans originated decreased from $62.1 million in fiscal year 2009 to $60.1 million in fiscal year 2010, and totaled $11.9 million for the three months ended March 31, 2011.  The loan origination data indicates that 1-4 family mortgage loans and indirect auto loans comprised the largest portion of the Bank’s overall loan volumes.  In this regard, originations of 1-4 family loans and indirect auto loans accounted for approximately 39.4% and 38.3% of total loans originated during the past two and one-quarter years and together, represented approximately three-quarters of all loans originated.  Commercial and multi-family mortgage loan volume declined from $6.6 million in fiscal 2009, to $4.9 million in fiscal 2010, with the weak economy being a factor in the reduction.  The Bank did not purchase any loans during the past two and one-quarter fiscal years.

The Bank has been selling a portion of its longer term fixed rate residential mortgage loans in order to manage its interest rate risk.  Residential mortgage loans sold into the secondary market, generally on a servicing retained basis, decreased from $22.1 million in fiscal year 2009 to $11.2 million in fiscal year 2010.  For the three months ended March 31, 2011, loans sold equaled $1.9 million, all of which were 1-4 family loans.   Loan originations exceeded loans sold and principal repayments during the past two and one-quarter fiscal years, which provided for the modest growth in the loans portfolio balance.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

Asset Quality

The Bank’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1.0% of assets.  However, West End has recently realized an increase in the level of NPAs, primarily related to the recessionary economic environment.  Specifically, the Bank’s delinquencies have increased as a result of growing unemployment in its markets and as the recessionary economy has depressed the collateral value of many of the Bank’s security properties.  Additionally, job losses also contribute to delinquencies in the auto portfolio.  As reflected in Exhibit I-12, the total NPA balance (i.e., loans 90 days or more past due and REO) as of March 31, 2011, was $3.8 million, equal to 1.7% of assets, consisting primarily of non-accruing loans and a small balance of real estate owned (“REO”).  The current balance of NPAs represents a significant increase relative to the level reported at the prior several fiscal year ends.  The ratio of allowances to total loans equaled 1.2% while reserve coverage in relation to NPLs equaled 63.96% as of March 31, 2011 (see Exhibit I-6).

Important from the perspective of the Bank’s credit quality, while the Bank’s indirect auto lending has resulted in some defaults and credit losses, the Bank considers its experience in this regard to generally be good.   Thus, while delinquency and default rates as well as loan chargeoffs have increased as the economy and unemployment rates have worsened, credit quality in the portfolio remains relatively good and the Bank believes the losses are acceptable in view of the yields on the loans.  Nonetheless, indirect auto lending poses potentially greater credit risk to the Bank than does lending on a well-secured mortgage loan.  In this regard, the Bank faces the risk that any collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Thus, the recovery and sale of a collateral vehicle could be insufficient to cover the loan amount as well as collection costs which can be significant in relation to the loan amount.  The Bank has sought to limit credit risk exposure on indirect loans to the extent possible by lending primarily on late-model used vehicles, by careful underwriting of the borrower, maintaining a thorough and comprehensive collections process, and through application of a risk-adjusted pricing model to ensure that the Bank is adequately compensated for the credit risk it does assume.

To track the Bank’s asset quality and the adequacy of valuation allowances, West End has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed quarterly by senior management and the Board.  Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at March 31, 2011 deposits accounted for 88.9% the Bank’s interest-bearing funding composition.  Exhibit I-13 sets forth the Bank’s deposit composition for the past three and one-quarter fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2011.  CDs constitute the largest component of the Bank’s deposit composition, although the concentration of CDs comprising total deposits has declined in recent years reflecting a comparatively stronger growth rate for the Bank’s transaction and savings account deposits.  As of March 31, 2011, the balance of CDs totaled $98.1 million or 55.5% of total deposits, versus comparable measures of $71.3 million and 65.8% of total deposits during fiscal year 2006.  As of March 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $32.7 million or 33.3% of total CDs as of March 31, 2011.

As of March 31, 2011, the balance of the Bank’s savings and transaction accounts was $78.6 million or 44.5% of total deposits.  Comparatively, the balance of savings and transaction accounts was $37.1 million or 34.2% of total deposits for fiscal year 2006.  Over the past five and one-quarter fiscal years, money market accounts have been the primary source of the Bank’s core deposit growth.  Money market account deposits comprise the largest concentration of the Bank’s core deposits and as of March 31, 2011, money market accounts totaled $34.6 million comprised 19.6% of total deposits.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk.  The Bank maintained $22.0 million of FHLB advances at March 31, 2011 with a weighted average cost of 2.40%.  FHLB advances held by the Bank at March 31, 2011 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings currently extending out beyond five years.  Over the past five and one-quarter fiscal years, FHLB advances have been the only source of borrowings utilized by the Bank since the end of fiscal 2006.  Exhibit I-15 provides further detail of the Bank’s borrowings activities during the past three and one-quarter fiscal years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21

Legal Proceedings

The Bank is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1

II. MARKET AREA ANALYSIS

Introduction

Established in 1894, the Bank has always been operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and recent growth trends.  West End Bank generally considers its market area to encompass areas proximate to its retail banking footprint.  The Bank operates four community banking offices and a loan production office (see Exhibit II-1) with a footprint covering Wayne County and Union County in eastern Indiana.  The Bank’s markets outside of Richmond where the Bank is headquartered are primarily rural townships in Wayne and Union counties.  A map showing the Banks office coverage is set forth below and details regarding the Bank’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Wayne County
INDIANA
OHIO
Union County
Losantville
Mooreland
Economy
Fountain City
Whitewater
Hollansburg
New Madison
Castine
West Manchester
New Castle
Hagerstown
Hagerstown Airport
Webster
Greens Fork
Jacksonburg
Spring Grove
New Paris
W Main St
Richmond
Dublin
Cambridge City
Pennville
Centerville
Straughn
Milton
S Centerville Rd
Richmond Municipal Airport
Boston
Abington
Eaton
Mettel Field
Mann Rd
Brownsville
Connersville
Liberty
Custom Territories
Union County
Wayne County
Pushpins
Headquarters
Branches

RP® Financial, LC.	MARKET AREA ANALYSIS II.2

Market Area Overview

The Bank’s market characteristics are reflective of its location in a smaller Midwestern market and the region’s economic health hinges primarily on the performance of manufacturing and services industries.  The impact of the manufacturing industry on the local economy is evidenced by the significant number of small to mid-sized manufacturing companies in the regional market including Belden, Primex Plastics Corporation, Color Box, Mosey Manufacturing, Berry Plastics and others.  Other significant employment sectors in the Bank’s market include government, services, wholesale/retail, and healthcare.  Recently, Reid Hospital & Health Care Services, the market’s largest employer with 1800 employees announced a partnership with the Indiana University School of Medicine in which students pursuing a medical degree from the IU School of Medicine will be able to complete their third and fourth-year required clinical internships in Richmond starting in mid 2011.  Over time, the management of the Bank is hopeful that the expansion of the local hospital facilitated by the partnership with the IU School of Medicine will result in employment growths, particularly in higher income medical and ancillary services.

In recent years, the economy in the Bank’s operating markets has experienced a downturn reflecting the impact of the recessionary economy nationally.  In this regard, unemployment rates have increased, and real estate prices have diminished from peak levels.  Moreover, economic weakness and job losses have resulted in shrinkage or little growth of the local population and household base.

In addition to operating in a shrinking market, West End is subject to a high level of competition from other financial institutions in the market area. As implied by the Bank’s modest market share of deposits, competition among financial institutions in the Bank’s market area is significant.  Included among the Bank’s competitors are broad arrays of larger and more diversified financial institutions, which have greater resources than maintained by the Bank.  Financial institution competitors in the Bank’s primary market area include other locally based thrifts and banks, credit unions, as well as regional, super regional and money center banks.  From a competitive standpoint, West End has sought to emphasize its community orientation in the markets served by its branches.   As of June 30, 2010, there were a total of 14 banking institutions operating in Wayne and Union Counties.

 The significant level of competition is demonstrated numerically in the schedule below which reflects that the two largest competitors for the Bank (as defined by financial institutions with branches within a 10 mile radius of the Bank’s branches) have more than 40% of the local deposit market while there are numerous other regionally based community financial institutions operating in the market as well.

RP® Financial, LC.	MARKET AREA ANALYSIS II.3

Company	Headquarters		Branches	Deposits
				($000)	(%)

West End Bank, MHC	Richmond	IN	4	$176,859	11.4%

Deposit Competitors (1)
First Bank Richmond N.A. (MHC)	Richmond	IN	8	395,698	25.5%
U.S. Bank NA	Cincinnati	OH	9	218,521	14.1%
JPMorgan Chase Bank NA	Columbus	OH	5	131,341	8.4%
Bath State Bank	Bath	IN	2	123,227	7.9%
Wayne Bank & Trust Co.	Cambridge City	IN	3	118,508	7.6%
First Merchants Bank NA	Muncie	IN	4	83,157	5.3%
MainSource Bank	Greensburg	IN	5	65,660	4.2%
Perfect Circle Credit Union	Hagerstown	IN	1	45,670	2.9%
Old National Bank	Evansville	IN	3	41,821	2.7%
Natco Credit Union	Richmond	IN	1	40,123	2.6%
Flagstar Bank FSB	Troy	MI	1	21,078	1.4%
Eaton National Bank & Trust Co.	Eaton	OH	1	19,213	1.2%
Harris NA	Chicago	IL	1	18,571	1.2%
Health Care Professionals FCU	Richmond	IN	1	13,979	0.9%
FCN Bank NA	Brookville	IN	1	12,216	0.8%
Farmers State Bank	New Madison	OH	1	10,432	0.7%
Wayne Teachers Federal Credit Union	Richmond	IN	1	9,444	0.6%
Richmond City Employees FCU	Richmond	IN	1	4,107	0.3%
Wufface Federal Credit Union	Richmond	IN	1	2,898	0.2%
Other Market Participants (2)			2	2,052	0.1%

Total for All Competitors			22	$1,554,575	100.0%

(1) Defined for purposes of this presentation as institutions maintaining a branch office within 10 miles of a West End Bank branch.

Source: SNL Securities based on June 2010 deposit data.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions.  These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4

National Economic Factors

The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts.  The overall economic recession was the worst since the great depression of the 1930s.  Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services.  Total personal wealth declined notably due to the housing crisis and the drop in real estate values.  As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (2.2% annualized growth in the third quarter of 2009 and 5.6% annualized growth in fourth quarter of 2009).  The economy expansion continued into 2010, as the GDP grew by 2.8% for calendar year 2010, including a 3.2% growth rate in the four quarter of the year.  Notably, a large portion of GDP growth during 2009 and 2010 has been generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

The economic recession caused the inflation rate to remain relatively low during 2009 and 2010.  Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period.  There was a decline in prices during eight of the 12 months during 2009.  Reflecting a measure of recovery of the economy, the national annualized inflation rate was 1.64% for 2010.  The national unemployment rate also revealed a modest recovery in the most recent few months.  The reduction in employment during the recession led to fears of a prolonged period of economic stagnation, as consumers were unwilling or unable to increase spending.  The national unemployment rate totaled 9.4% as of December 2010, a decline from 10.0% as of December 2009, but still high compared to recent historical levels.  There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth.  The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected the recent improvement in the downturn in the national economy, reporting significant volatility and an upward trend over the past 12 months.  As an indication of the changes in the nation’s stock markets over the last 12 months, as of June 1, 2011, the Dow Jones Industrial Average closed at 12,290.14, an increase of 22.6% from June 1, 2010, while the NASDAQ Composite Index stood at 2,769.19, an increase of 24.6% over the same time period.  The Standard & Poors 500 Index totaled 1,314.55 as of June 1, 2011, an increase of 22.8% from June 1, 2010.

RP® Financial, LC.	MARKET AREA ANALYSIS II.5

Regarding factors that most directly impact the banking and financial services industries, in recent years the number of housing foreclosures have reached historical highs, median home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated.  These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions.  Despite efforts by the federal and state governments to limit the impact of the housing crisis, there remain concerns about a “double-dip” housing recession, whereby another wave of foreclosures could occur.  Therefore, the Bank will employ strict, prudent underwriting for such loans being placed into its portfolio, and will work to aggressively resolve substandard credits.

Interest Rate Environment

In terms of interest rates, through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%.  Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation.  Through June 2006, the Fed had increased interest rates a total of 17 times, and as of June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004.  The Fed then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news.  Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%.  These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates have remained in effect through early 2010.  In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy.  The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve.  This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible.  The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.  As of December 31, 2010, one- and ten-year U.S. government bonds were yielding 0.29% and 3.30%, respectively, compared to 0.47% and 3.85%, respectively, as of December 31, 2009.  This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2010.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6

Looking forward, there are general expectations that interest rates will remain low in relation to historical levels as the Fed continues to seek methods to stimulate the economy.  Based on the most recent indications from the Fed, given the level of concern for the recovery of the economy, interest rates are not expected to begin to increase until no earlier than late-2011 or early 2012.  The surveyed economists by the Wall Street Journal on average expect the unemployment rate to remain stable at 9.6% by the end of this year, and they expect it to continue a slow decline to 9.0% through December 2011. The respondents expect job growth to continue over the next 12 months, but the forecast calls for an average of about 125,000 jobs to be added per month over that period. The economy needs to add about 100,000 jobs a month just to keep up with new entrants to the labor force.

Market Area Demographics

The following section presents demographic details regarding the Bank’s market area. Table 2.1 displays comparative demographic trends for the two markets (Wayne County and Union County) where the Bank maintains branch offices as well as data for the state and national aggregates since 2000.  The Wayne County market area has a total population of approximately 68,000 and thus, represents the largest market area where the Bank has a significant presence.  Comparatively, the Union County market is comparatively rural with a total population of 7,000.  The demographic data indicates that the Bank’s markets have experienced a declining population base from 2000 to 2010.  Specifically, Wayne and Union Counties experienced population shrinkage from 2000 to 2010 equal to 0.4% and 0.1% annually, respectively.  The foregoing demographic trends are projected to continue for both Wayne and Union counties where modest population shrinkage is projected through 2015.  Household growth trends are relatively similar to the population growth trends as the household base been flat to shrinking over the 2000 to 2010 period while household numbers are expected to remain flat over the next five year period.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7

Table 2.1
West End Bank, MHC
Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Indiana	6,080	6,480	6,634	0.6%	0.5%
Wayne County	71	68	67	-0.4%	-0.5%
Union County	7	7	7	-0.1%	-0.1%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Indiana	2,336	2,522	2,591	0.8%	0.5%
Wayne County	28	28	27	-0.3%	-0.4%
Union County	3	3	3	0.1%	0.0%

Median Household Income ($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Indiana	41,671	53,650	60,720	2.6%	2.5%
Wayne County	34,901	44,792	51,352	2.5%	2.8%
Union County	37,016	45,221	50,879	2.0%	2.4%

Per Capita Income ($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Indiana	20,397	25,499	29,111	2.3%	2.7%
Wayne County	17,727	22,194	25,059	2.3%	2.5%
Union County	19,549	21,519	24,115	1.0%	2.3%

	Less Than	$25,000 to	$50,000 to
2010 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000+
United States	20.8%	24.7%	35.7%	18.8%
Indiana	19.5%	26.7%	38.3%	15.5%
Wayne County	24.8%	30.9%	34.8%	9.5%
Union County	19.3%	37.1%	33.9%	9.7%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA ANALYSIS II.8

Examination of median household income and per capita income measures for the Bank’s markets further highlight the nature of markets served by West End which are outside of a major metropolitan area.  The 2010 median household income and per capital income measures for Wayne and Union Counties were well below the comparable Indiana and U.S. measures.  In comparison to Indiana and the U.S., the primary market area counties showed similar to slightly lower growth rates for household and per capita income over the past decade.  Over the next five years, growth rates for median household income and per capita income are projected to increase slightly in the primary market area counties, with Wayne County’s projected growth rate for median household income exceeding the comparable Indiana and U.S. growth rates.  The rural nature of the Bank’s market area counties is further evidenced by the household income distribution measures, as both counties maintain lower percentages of households with incomes over $100,000 relative to the Indiana and the U.S.

Regional Economy

The Bank’s primary market area has a local economy that is similar to many Midwest region markets with employment concentrated in services, manufacturing, and wholesale/retail trade.  Although manufacturing has been on the decline it still comprises one of the largest employment sectors in both of the Bank’s markets, placing 2nd and 4th, respectively, based on respective employment levels of 16.6% and 9.8% of the total labor force for Wayne and Union Counties, respectively.  The shift from manufacturing has been offset by the growth of the services industry which currently is the largest employment sector in both markets and the State of Indiana.  The growth in the services sector as well as the wholesale and retail trade employment sector is mirrored nationally and state wide.  Table 2.2 displays the employment by sector for the State of Indiana and for West End’s markets in Wayne and Union Counties.

RP® Financial, LC.	MARKET AREA ANALYSIS II.9

Table 2.2
West End Bank, MHC
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employment Sector	Indiana	Wayne County	Union County
	(% of Total Employment)

Services	34.8%	22.0%	7.7%
Wholesale/Retail Trade	14.4%	14.8%	14.4%
Manufacturing	14.4%	16.6%	9.8%
Government	12.3%	12.6%	19.3%
Finance/Insurance/Real Estate	7.5%	5.7%	NA
Construction	5.9%	3.7%	6.8%
Transportation/Utility	4.5%	2.7%	NA
Arts/Entertainment/Rec.	1.9%	0.9%	NA
Agriculture	1.7%	2.1%	7.8%
Other	2.6%	18.9%	34.1	% (1)
Total	100.0%	100.0%	100.0%

NA= Not Available
(1) Consists primarily of service jobs, which were classified as confidential information

Source: REIS DataSource 2008.

The significance of the manufacturing sector is evidenced by the data with respect to the market area’s largest employers which are set forth in Table 2.3.  Products manufactured include automotive components, plastics, metals, and caskets.  While manufacturing is a major component of the local economy, other industry clusters included healthcare, information technology, food processing and transportation, distribution, and logistics.  The market areas largest employers include including Reid Hospital & Health Care Services (1,800 employees) and Richmond State Hospital (585 employees), the Richmond Community Schools (873 employees) as well as numerous manufacturing companies such as Belden (575 employees) and Primex Plastics (331 employees).

RP® Financial, LC.	MARKET AREA ANALYSIS II.10

Table 2.3
West End Bank, MHC
Market Area Largest Employers

Company	Industry	Employees
Reid Hospital & Health Care Services	Healthcare	1,800
Richmond Community Schools	Education	873
Richmond State Hospital	Healthcare	585
Belden	Manufacturing	575
Wayne County	Municipality	439
Earlham College	Higher Education	432
City of Richmond	Municipality	415
Indiana University East	Higher Education	375
Cornerstone Center	Healthcare	345
Primex Plastics Corporation	Manufacturing	331
Color Box	Manufacturing	315
Mosey Manufacturing	Manufacturing	300
Berry Plastics	Manufacturing	267
B&F Plastics	Manufacturing	260
Autocar	Manufacturing	250
Hill’s Pet Nutrition	Manufacturing	220
Silgan Closures	Manufacturing	218
Really Cool Foods	Manufacturing	208
M.E.G./Steelworks	Manufacturing	183
DOT Foods, Inc.	Distribution	157

Source: Wayne County Economic Development

Unemployment Trends

Table 2.4 shows comparative unemployment rates for Indiana, as well as for the U.S. and the market area counties served by the Bank.  Overall, the unemployment data shows that the Bank’s markets, which were impacted by the national recession, have started to show indications of modest improvement.  In this regard, the Indiana state unemployment rate in March 2011 was equal to 8.8%, which was equal to the comparable US unemployment rate.  In March 2011, unemployment rates for Wayne County and Union County equaled 10.9% and 8.9%, respectively, with the relatively high rate in Wayne County reflecting the impact of the weak economy which has resulted in job losses, particularly in the manufacturing sector.  Both primary market area counties recorded lower unemployment rates for March 2011 compared to the year ago period, which is consistent with the state and national trends.

RP® Financial, LC.	MARKET AREA ANALYSIS II.11

Table 2.4
West End Bank, MHC
Market Area Unemployment Trends

	March 2010	March 2011
Region	Unemployment	Unemployment

United States	9.7%	8.8%
Indiana	10.7	8.8
Wayne County	12.4	10.9
Union County	11.1	8.9

Source: SNL Financial, LC.

Market Area Deposit Characteristics

Table 2.5 displays deposit trends for thrifts and commercial banks in the State of Indiana as well as the Bank’s market areas in Wayne County and Union County.  Consistent with the state of Indiana, commercial banks maintained a larger market share of deposits than savings institutions in the Bank’s primary market area counties.  For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in Indiana, however gained market share in both primary market area counties.  The Bank deposits in Wayne County are greater reflecting the larger population base and related business activity in Wayne County.  The Bank’s $151.3 million of deposits in Wayne County represented a 13.2% market share of thrift and bank deposits at June 30, 2010.  Comparatively, the Union County branches had $25.5 million in deposits and a 26.3% market share of total bank and thrift deposits at June 30, 2010.  The Banks deposit market share in both counties increased during the four year period covered as deposits in Wayne County and Union County grew by 11.1% and 15.1%, respectively.

RP® Financial, LC.	MARKET AREA ANALYSIS II.12

Table 2.5
West End Bank, MHC
Deposit Summary

	As of June 30,
	2006			2010			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2006-2010
			(Dollars in Thousands)				(%)

State of Indiana	$87,211,000	100.0%	2,373	$98,450,000	100.0%	2,400	3.1%
Commercial Banks	76,120,000	87.3%	2,070	89,498,000	90.9%	2,151	4.1%
Savings Institutions	11,091,000	12.7%	303	8,952,000	9.1%	249	-5.2%

Wayne County, IN	$1,061,321	100.0%	38	$1,150,284	100.0%	40	2.0%
Commercial Banks	929,766	87.6%	34	977,885	85.0%	34	1.3%
Savings Institutions	131,555	12.4%	4	172,399	15.0%	6	7.0%
West End Bank	99,415	9.4%	3	151,321	13.2%	5	11.1%

Union County, IN	$106,514	100.0%	4	$97,246	100.0%	4	-2.3%
Commercial Banks	91,981	86.4%	3	71,708	73.7%	3	-6.0%
Savings Institutions	14,533	13.6%	1	25,538	26.3%	1	15.1%
West End Bank	14,533	13.6%	1	25,538	26.3%	1	15.1%

Source: FDIC

Mortgage Competition

Table 2.6 below illustrates the Bank’s major competitors for 1-4 family permanent mortgage loans based on data for the three months ended March 31, 2011.  The data indicates there are a large number of competitors and that the Bank ranks third in the Wayne County market for mortgages recorded in the first three months of 2011.  While not an area targeted for significant growth by the Bank, the residential mortgage market share is competitive on a retail lending basis with other local community financial institutions.

RP® Financial, LC.	MARKET AREA ANALYSIS II.13

Table 2.6
West End Bank, MHC
Mortgage Competitors - 1-4 Permanent Loans
For the Three Months Ended March 31, 2011

		Mortgage
Rank	Company	Market Share
		(%)

1	US Bank NA	15.71%
2	First Bank of Richmond	12.62%
3	West End Bank	10.00%
3	Wayne Bank	10.00%
4	MainSource Bank	8.57%
5	Old National Bank	4.29%
6	Sommerville National Bank	3.57%
7	Credit Unions	3.33%
8	JPMorgan Chase	3.10%
9	First Merchants Bank	2.14%
10	Harris NA	1.90%
	Others	24.76%

		100.00%

Source: West End Bank

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of West End’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of the Bank is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to West End, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 117 publicly-traded fully converted institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since West End will be a fully converted public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Bank.  In the selection process, we focused on selecting Midwest institutions with assets under $1.1 billion, non-performing assets-to-assets ratios less than 6.0% and positive reported earnings from the universe of all fully converted public companies nationally and all ten were included in the Peer Group:  HopFed Bancorp, Inc. of Kentucky, First Capital, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, First Savings Financial Group of Indiana, Jacksonville Bancorp, Inc. of Illinois, FFD Financial Corp of Dover Ohio, LSB Financial Corp. of Indiana, North Central Bancshares of Iowa, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and West End, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of the Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to West End characteristics is detailed below.

●
HopFed Bancorp, Inc. of KY.  HopFed Bancorp is the largest company in the Peer Group and operates through a total of 18 offices in south-central Kentucky and north-central Tennessee.  Accordingly, the nature of HopFed’s banking markets outside of major metropolitan areas is similar to the Bank’s markets.  HopFed Bancorp maintains a broadly diversified asset base funded primarily by deposits and, to a lesser extent, borrowed funds.  Loan portfolio investment activities are concentrated in mortgage loans (primarily 1-4 family mortgages and commercial mortgage loans).  Asset quality ratios for HopFed Bancorp were generally more favorable than the Peer Group average, both in terms of the level of NPAs and the coverage ratios.  At March 31, 2011, HopFed Bancorp had total assets of $1.1 billion and a tangible equity-to-assets ratio of 10.0%.  For the twelve months ended March 31, 2011, HopFed Bancorp reported positive earnings of 0.26% of average assets.  HopFed had a market capitalization of $57 million at June 10, 2011.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
June 10, 2011

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)

HFBC	HopFed Bancorp, Inc. of KY	NASDAQ	Hopkinsville, KY	Thrift	$1,074	18	12-31	02/98	$7.80	$57
FCLF	First Clover Leaf Fin Cp of IL	NASDAQ	Edwardsville, IL	Thrift	$576	4	12-31	07/06	$6.89	$54
FSFG	First Savings Fin. Grp. of IN	NASDAQ	Clarksville, IN	Thrift	$513	12	09-30	12/08	$16.36	$39
FFFD	North Central Bancshares of IA	NASDAQ	Fort Dodge, IA	Thrift	$460	11	12-31	03/96	$16.75	$23
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$449	13	12-31	01/99	$16.75	$47
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$408	11	03-31	01/03	$8.84	$27
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$387	10	12-31	02/96	$16.13	$24
LSBI	LSB Fin. Corp. of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$364	5	12-31	02/95	$15.99	$25
JXSB	Jacksonville Bancorp Inc of IL	NASDAQ	Jacksonville, IL	Thrift	$308	7	12-31	07/10	$12.63	$24
FFDF	FFD Financial Corp of Dover OH	NASDAQ	Dover, OH	Thrift	$211	5	03-30	04/96	$15.00	$15

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

●
First Clover Leaf Financial Corp of IL operates through four retail banking offices in western Illinois in markets adjacent to St. Louis, Missouri.  The balance sheet reflects a broadly similar loan/investment and deposit/borrowing mix.  Lending efforts are relatively well diversified, and the portfolio includes a high concentration of non-residential mortgage loans.  Asset quality ratios for First Clover Leaf Financial were comparable to the Peer Group average in terms of the of NPA/Assets ratio but slightly less favorable than the Peer Group average in terms of the coverage ratios.  At March 31, 2010, First Clover Leaf Financial had total assets of $576 million and a tangible equity-to-assets ratio of 11.4%.  For the twelve months ended March 31, 2011, First Clover Leaf Financial reported earnings of 0.65% of average assets.  First Clover Leaf Financial had a market capitalization of $54 million at June 10, 2011.

●
First Savings Financial Group of IN operates 12 branch offices in southern Indiana, including 7 newly-acquired offices with an acquisition completed in September 2009.  First Savings Financial Group, Inc. was more focused on residential mortgage lending than the Peer Group average which facilitated its maintenance of favorable asset quality ratios in comparison to the Peer Group.  At the same time, relatively high operating expenses moderate the level of earnings to levels approximating the Peer Group average.  At March 31, 2011, First Savings Financial Group had total assets of $513 million and a tangible equity-to-assets ratio of 9.3%.  For the twelve months ended March 31, 2011, First Savings Financial Group reported a return on average assets of 0.61%.  First Savings Financial Group had a market capitalization of $39 million at June 10, 2011.

●
North Central Bancshares, of IA operates through eleven retail banking offices in northern Iowa.  The balance sheet reflects a broadly similar asset and funding mix relative to the Peer Group average.  North Central Bancshares’ lending strategy is focused on mortgage lending, with concentrations in both 1-4 family and non-residential mortgage loans.  North Central Bancshares operates profitably, and its income statement includes above average levels of non-interest income and non-interest expense.  Asset quality ratios for North Central Bancshares were generally less favorable than the Peer Group average in terms of the level of NPAs but similar to the Peer Group in terms of coverage ratios.  At March 31, 2011, North Central Bancshares had total assets of $460 million and a tangible equity-to-assets ratio of 10.7%.  For the twelve months ended March 31, 2011, North Central Bancshares reported net income equal to 0.39% of average assets.  North Central Bancshares had a market capitalization of $23 million at June 10, 2011.

●
First Capital, Inc. of IN operates 13 offices in southern Indiana. First Capital’s asset mixture reflects a slightly higher level of cash and investments and lower ratio of loans in comparison to the Peer Group average.  Lending is oriented toward mortgage secured collateral and funding is primarily reliant on deposit liabilities with the level of borrowed funds below the Peer Group average.  At March 31, 2011, First Capital had total assets of $449 million and a tangible equity-to-assets ratio of 9.5%.  Asset quality ratios for North Central Bancshares were generally more favorable than the Peer Group average in terms of the level of NPAs while reserve coverage ratios were similar.  For the twelve months ended March 31, 2011,  reported a return on average assets of 0.83% which was the highest level among the ten Peer Group companies.  First Capital had a market capitalization of $47 million at June 10, 2011.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

●
Wayne Savings Bancshares of OH operates 11 branches in central Ohio.  The asset structure reflects a relatively lower proportion of loans/assets, with the majority of loans invested in 1-4 family loans inclusive of an investment in MBS.  In comparison to the Peer Group average, deposits funded a slightly lower proportion of the balance sheet while borrowed funds were employed to a greater extent.  Wayne Savings Bancshares maintained a ratio of NPAs which was modestly below the average for the Peer Group but reserve coverage ratios were also lower.  At March 31, 2011, Wayne Savings Bancshares had total assets of $410 million and a tangible equity-to-assets ratio of 8.9%.  For the twelve months ended March 31, 2011, Wayne Savings Bancshares reported net income equal to 0.54% of average assets.  Wayne Savings Bancshares had a market capitalization of $27 million at June 10, 2011.

●
River Valley Bancorp of IN operates 10 branch offices in southern Indiana.  River Valley Bancorp maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations with deposits which are supplemented with borrowings at levels above the Peer Group average.  Asset quality ratios are at a disadvantage to the Peer Group averages, both in terms of the NPA/Assets ratio which is higher and the reserve coverage ratios which are lower.  At March 31, 2011, River Valley Bancorp reported total assets of $387 million and a tangible equity-to-assets ratio of 8.3%.  For the twelve months ended March 31, 2011, River Valley Bancorp reported earnings of 0.62% of average assets.  River Valley Bancorp had a market capitalization of $24 million at June 10, 2011.

●
LSB Bancorp, Inc. of IN operates through a total of 5 branches in and near Lafayette, Indiana, which is situated in western Indiana.  The asset investment strategy is directed toward whole mortgage loans as balances of cash, investments and MBS are limited in comparison to the Peer Group.  The loan portfolio reflects a sizeable investment in commercial mortgage loans.  Asset quality ratios are generally less favorable for LSB Bancorp relative to the Peer Group average, both in terms of the level of NPAs and reserve coverage as a percent of NPLs and NPAs – all were key factors in the LSB Bancorp’s higher loan loss provisions.  At March 31, 2011, LSB Bancorp reported total assets of $364 million and a tangible equity-to-assets ratio of 9.8%.  For the twelve months ended March 31, 2011, LSB Bancorp reported a return on average assets of 0.48%.  LSB Bancorp had a market capitalization of $25 million at June 10, 2011.

●
Jacksonville Bancorp, Inc. of IL operates through seven retail banking offices in western Illinois.  The balance sheet reflects an above average level of MBS and investments and a funding base that is almost entirely reliant on deposits with very limited use of borrowings in comparison to the peer Group.  The loan portfolio composition reflects Jacksonville Bancorp’s mortgage lending emphasis including both residential and commercial mortgage loans albeit at levels below the Peer Group average given the low level of loans overall.  Asset quality ratios for Jacksonville Bancorp were more favorable than the Peer Group average in terms of the level of NPAs.  At March 31, 2011, Jacksonville Bancorp had total assets of $308 million and a tangible equity-to-assets ratio of 11.0%.  For the twelve months ended March 31, 2011, Jacksonville Bancorp reported earnings of 0.77% of average assets.  Jacksonville Bancorp had a market capitalization of $24 million at June 10, 2011.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

●
FFD Financial Corp. of OH operates through five retail banking offices in eastern Ohio.  The balance sheet reflects a retail orientation as whole loans and deposits comprise a high proportion of interest-earning assets and interest-bearing liabilities in comparison to the Peer Group.  Lending efforts are directed primarily toward mortgages, and the portfolio includes a high concentration of non-residential mortgage loans.  Asset quality ratios for FFD Financial Corp. were generally more favorable than the Peer Group average, both in terms of the level of NPAs and the coverage ratios.  At March 31, 2011, FFD Financial had total assets of $211 million and a tangible equity-to-assets ratio of 8.9%.  For the twelve months ended March 31, 2011, FFD Financial reported positive earnings of 0.70% of average assets.  FFD Financial had a market capitalization of $15 million at June 10, 2011.

In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (9.86% of assets versus 11.19% for all public companies), generated higher core earnings as a percent of average assets (0.44% core ROAA versus a net loss of 0.04% for all public companies), and earned a higher core ROE (4.24% core ROE versus 0.67% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were lower than the respective averages for all publicly-traded thrifts, reflecting in part, their relatively small size and Midwest locations.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,839		$475
Market capitalization ($Mil)	$327		$34
Tangible equity/assets (%)	11.19%		9.86%
Core return on average assets (%)	(0.04)		0.44
Core return on average equity (%)	0.67		4.24

Pricing Ratios (Averages)(1)
Core price/earnings (x)	19.20	x	16.26	x
Price/tangible book (%)	84.70%		78.04%
Price/assets (%)	9.35		7.24

(1)  Based on market prices as of June 10, 2011.

Ideally, the Peer Group companies would be comparable to West End in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to the Bank, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2011

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth

West End Bank, MHC
March 31, 2011		3.7%	20.1%	2.1%	70.3%	81.4%	10.1%	0.0%	8.0%	0.0%	8.0%

All Public Companies
Averages		6.3%	21.4%	1.1%	65.6%	73.3%	12.7%	0.4%	12.3%	0.8%	11.5%
Medians		5.0%	19.8%	1.1%	68.2%	73.4%	11.4%	0.0%	11.5%	0.1%	10.4%

State of IN
Averages		4.2%	21.9%	1.9%	66.6%	80.2%	8.4%	0.4%	10.2%	0.7%	9.5%
Medians		4.7%	23.4%	1.8%	64.9%	82.3%	7.1%	0.0%	10.4%	0.5%	9.6%

Comparable Group
Averages		5.6%	20.8%	1.1%	67.8%	79.7%	8.7%	0.4%	10.4%	0.7%	9.8%
Medians		5.3%	22.7%	1.3%	66.9%	79.3%	7.6%	0.0%	10.5%	0.3%	9.7%

Comparable Group
FFDF	FFD Financial Corp of Dover OH	7.3%	4.0%	0.0%	85.7%	83.8%	6.6%	0.0%	8.9%	0.0%	8.9%
FCAP	First Capital, Inc. of IN	6.2%	23.5%	1.3%	64.1%	83.4%	5.4%	0.0%	10.8%	1.2%	9.5%
FCLF	First Clover Leaf Fin Cp of IL	9.6%	16.2%	0.0%	68.0%	78.7%	6.7%	0.7%	13.5%	2.2%	11.4%
FSFG	First Savings Fin. Grp. of IN	1.7%	25.0%	1.6%	66.5%	72.0%	16.6%	0.0%	10.9%	1.6%	9.3%
HFBC	HopFed Bancorp, Inc. of KY	6.9%	33.6%	0.8%	54.1%	77.6%	10.7%	1.0%	10.1%	0.1%	10.0%
JXSB	Jacksonville Bancorp Inc of IL	3.4%	33.5%	0.0%	56.7%	84.8%	1.3%	0.0%	11.9%	0.9%	11.0%
LSBI	LSB Fin. Corp. of Lafayette IN	3.5%	4.3%	1.9%	86.9%	83.8%	5.6%	0.0%	9.8%	0.0%	9.8%
FFFD	North Central Bancshares of IA	10.7%	12.5%	1.3%	70.1%	79.9%	8.5%	0.0%	10.8%	0.1%	10.7%
RIVR	River Valley Bancorp of IN	4.3%	21.9%	2.5%	67.3%	74.6%	14.2%	1.9%	8.3%	0.0%	8.3%
WAYN	Wayne Savings Bancshares of OH	2.0%	33.7%	1.7%	58.9%	78.5%	11.3%	0.0%	9.4%	0.5%	8.9%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

West End Bank, MHC
March 31, 2011		11.18%	41.88%	4.57%	16.96%	-15.61%	2.55%	2.55%	7.92%	7.92%	12.93%

All Public Companies
Averages		2.6%	11.62%	-0.23%	5.01%	-18.23%	2.02%	1.73%	11.14%	11.11%	19.31%
Medians		0.5%	6.91%	-2.08%	3.14%	-14.57%	1.90%	2.08%	9.93%	9.93%	17.29%

State of IN
Averages		1.5%	12.85%	-2.94%	5.46%	-28.07%	1.97%	1.66%	9.19%	9.19%	14.75%
Medians		0.8%	9.99%	-4.23%	4.72%	-26.76%	2.82%	3.01%	9.45%	9.45%	14.10%

Comparable Group
Averages		1.0%	19.58%	-3.98%	3.10%	-16.36%	9.90%	10.63%	9.59%	9.69%	15.34%
Medians		1.0%	11.06%	-3.80%	2.31%	-17.36%	3.47%	3.71%	9.53%	9.62%	15.12%

Comparable Group
FFDF	FFD Financial Corp of Dover OH	5.8%	43.75%	2.27%	7.51%	-7.93%	3.47%	3.47%	9.00%	NA	12.40%
FCAP	First Capital, Inc. of IN	-2.9%	6.18%	-6.55%	-2.11%	-21.08%	2.66%	3.19%	9.45%	9.45%	16.16%
FCLF	First Clover Leaf Fin Cp of IL	-2.6%	-1.70%	-3.79%	2.22%	-37.00%	0.86%	1.55%	NA	NA	NA
FSFG	First Savings Fin. Grp. of IN	3.8%	28.48%	-3.81%	1.92%	12.20%	3.68%	4.89%	8.26%	8.26%	13.03%
HFBC	HopFed Bancorp, Inc. of KY	2.1%	21.32%	-9.61%	2.00%	-14.25%	32.01%	32.86%	10.94%	10.94%	19.27%
JXSB	Jacksonville Bancorp Inc of IL	6.4%	14.46%	2.14%	2.35%	23.48%	42.93%	48.05%	9.53%	9.53%	15.12%
LSBI	LSB Fin. Corp. of Lafayette IN	-2.1%	-1.67%	-1.72%	4.80%	-53.41%	4.63%	4.63%	9.70%	9.70%	14.10%
FFFD	North Central Bancshares of IA	1.6%	77.12%	-11.23%	7.40%	-31.74%	2.29%	0.92%	10.24%	10.24%	17.32%
RIVR	River Valley Bancorp of IN	-2.1%	0.15%	-4.64%	2.26%	-20.46%	2.99%	2.84%	NA	NA	NA
WAYN	Wayne Savings Bancshares of OH	0.4%	7.66%	-2.84%	2.61%	-13.36%	3.47%	3.94%	NA	NA	NA

Source:
SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Bank’s and the Peer Group’s ratios reflect balances as of March 31, 2011, unless indicated otherwise for the Peer Group companies.  West End’s equity-to-assets ratio of 8.0% was below the Peer Group’s average net worth ratio of 10.4%.  Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 8.0% and 9.8%, respectively.  The Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will substantially exceed the Peer Group’s ratio.  The increase in West End’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity.  Both West End’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both West End and most of the Peer Group.  The Bank’s loans-to-assets ratio of 70.3% was slightly above the Peer Group’s average ratio of 67.8%.  The Bank’s combined ratio of cash, MBS and investments of 23.8% of assets was slightly lower than the Peer Group’s average ratio of 26.4%.  Overall, West End’s interest-earning assets amounted to 94.1% of assets, which was similar to the Peer Group ratio of 94.2%.  Additionally, the Bank’s also maintained 2.1% of bank-owned life insurance (“BOLI”) and the Peer Group reported average balances of BOLI of 1.1%.

West End’s funding liabilities reflected a funding strategy that placed a similar emphasis on deposits as the Peer Group.  Specifically, the Bank’s deposits equaled 81.4% of assets as compared to the Peer Group ratio of 79.7%.  Although the composition of deposits is similar to the Peer Group, the Bank’s maintains a slightly greater reliance on borrowings, which were measured at 10.1% of assets for the Bank versus 8.7% of assets for the Peer Group (Peer Group figures reflect 0.4% of assets in the form of subordinated debt).  Overall, the Bank’s reliance on interest-bearing liabilities was 91.5% of assets versus a comparable ratio of 88.8% for the Peer Group.

A key measure of balance sheet strength for a savings institution is its IEA/IBL ratio.  Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 102.8% and 106.1%, respectively.  The additional capital realized from stock proceeds should serve to provide West End with an IEA/IBL ratio that approximates or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities and will be primarily deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

The growth rate section of Table 3.2 shows growth rates for key balance sheet items.  West End’s growth rates are annualized 15 month results through the March 31, 2011, date of financial data in the prospectus while the Peer Group’s growth rate data is for the trailing twelve months through March 31, 2011.  West End recorded asset growth of 11.2%, which exceeded the Peer Group’s average asset growth rate of 1.0%.  West End realized growth in both loans (4.57% growth) and cash and investments (41.88% growth) with investments accounting for the majority of the balance sheet growth.  Comparatively, loans balances decreased by 3.98% for the Peer Group while cash and investments increased by 19.58%.

Asset growth for West End was funded with deposits which increased at a 16.96% compounded annual rate which also funded a 15.61% reduction in borrowings.  Similarly, the Peer Group recorded deposit growth of 3.10%, a portion of which was used to fund a 16.36% decrease in borrowings.  The Bank’s net worth increased at a modest annualized rate of 2.6% during the period reflect its moderate but positive earnings levels and, as a mutually-owned institution, did not pay dividends or prepurchase stock.  Comparatively, the Peer Group’s net worth growth of 3.5% based on the median was also attributable to generally positive net income net of dividends being paid by most of the Peer Group companies.  The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position.  Dividend payments and stock repurchases, which would be implemented pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group.  The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2011, unless otherwise indicated for the Peer Group companies.  West End and the Peer Group reported net income to average assets ratios of 0.24% and 0.59%, respectively.  The Bank’s lower earnings were primarily the result of its lower level of non-interest income and higher operating expenses, as the other elements of earnings (i.e., net interest income, loan loss provisions and gains on sale) were relatively similar for the Bank and the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2011

			Net Interest Income					Other Income
						Loss	NII				Total
		Net				Provis.	After	Loan	R.E.	Other	Other
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income

West End Bank, MHC
March 31, 2011		0.24%	5.19%	1.81%	3.37%	0.60%	2.77%	0.00%	0.00%	0.48%	0.48%

All Public Companies
Averages		0.13%	4.50%	1.46%	3.05%	0.65%	2.39%	0.02%	-0.07%	0.82%	0.77%
Medians		0.42%	4.50%	1.39%	3.04%	0.40%	2.55%	0.00%	-0.01%	0.64%	0.59%

State of IN
Averages		0.45%	4.62%	1.35%	3.27%	0.66%	2.61%	0.01%	-0.05%	0.83%	0.79%
Medians		0.54%	4.66%	1.36%	3.12%	0.63%	2.51%	0.00%	-0.03%	0.82%	0.75%

Comparable Group
Averages		0.59%	4.75%	1.45%	3.30%	0.57%	2.74%	0.01%	-0.05%	0.81%	0.77%
Medians		0.62%	4.74%	1.45%	3.24%	0.50%	2.70%	0.00%	-0.02%	0.73%	0.72%

Comparable Group
FFDF	FFD Financial Corp of Dover OH	0.70%	5.15%	1.53%	3.62%	0.43%	3.19%	0.00%	0.00%	0.24%	0.24%
FCAP	First Capital, Inc. of IN	0.83%	4.72%	1.11%	3.61%	0.46%	3.15%	0.00%	0.00%	0.72%	0.72%
FCLF	First Clover Leaf Fin Cp of IL	0.65%	4.32%	1.43%	2.88%	0.42%	2.46%	-0.01%	0.00%	0.14%	0.13%
FSFG	First Savings Fin. Grp. of IN	0.61%	5.14%	1.13%	4.02%	0.26%	3.76%	0.00%	-0.07%	1.00%	0.93%
HFBC	HopFed Bancorp, Inc. of KY	0.26%	4.70%	1.97%	2.73%	0.91%	1.82%	0.00%	-0.04%	0.73%	0.69%
JXSB	Jacksonville Bancorp Inc of IL	0.77%	4.57%	1.23%	3.34%	0.54%	2.80%	0.12%	0.00%	1.00%	1.13%
LSBI	LSB Fin. Corp. of Lafayette IN	0.48%	5.00%	1.47%	3.53%	0.94%	2.59%	0.00%	-0.12%	0.88%	0.76%
FFFD	North Central Bancshares of IA	0.39%	4.75%	1.61%	3.14%	0.79%	2.35%	0.00%	-0.18%	2.13%	1.94%
RIVR	River Valley Bancorp of IN	0.62%	4.75%	1.74%	3.01%	0.76%	2.25%	0.00%	0.00%	0.72%	0.72%
WAYN	Wayne Savings Bancshares of OH	0.54%	4.41%	1.28%	3.13%	0.14%	2.99%	0.00%	-0.07%	0.54%	0.47%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
									MEMO:	MEMO:
		G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

West End Bank, MHC
March 31, 2011		3.10%	0.00%	0.22%	0.00%	5.49%	2.05%	3.44%	3,239	33.81%

All Public Companies
Averages		2.86%	0.05%	0.10%	0.00%	4.83%	1.67%	3.16%	$5,919	30.33%
Medians		2.79%	0.00%	0.05%	0.00%	4.77%	1.62%	3.19%	$4,817	30.51%

State of IN
Averages		2.87%	0.04%	0.12%	0.00%	4.97%	1.52%	3.46%	$3,939	24.01%
Medians		2.83%	0.04%	0.14%	0.00%	5.03%	1.52%	3.38%	$3,826	18.80%

Comparable Group
Averages		2.84%	0.02%	0.18%	0.00%	5.04%	1.63%	3.41%	$4,142	25.32%
Medians		2.84%	0.01%	0.25%	0.00%	5.04%	1.66%	3.38%	$3,998	22.96%

Comparable Group
FFDF	FFD Financial Corp of Dover OH	2.73%	0.00%	0.36%	0.00%	5.30%	1.70%	3.61%	$4,050	34.26%
FCAP	First Capital, Inc. of IN	2.87%	0.02%	0.16%	0.00%	5.03%	1.25%	3.78%	$3,352	27.64%
FCLF	First Clover Leaf Fin Cp of IL	1.74%	0.06%	0.21%	0.00%	4.59%	1.67%	2.92%	$7,289	34.37%
FSFG	First Savings Fin. Grp. of IN	3.27%	0.06%	-0.23%	0.00%	5.51%	1.27%	4.25%	$3,561	17.87%
HFBC	HopFed Bancorp, Inc. of KY	2.51%	0.03%	0.38%	0.00%	4.94%	2.20%	2.74%	$4,163	23.91%
JXSB	Jacksonville Bancorp Inc of IL	3.25%	0.00%	0.28%	0.00%	4.90%	1.41%	3.48%	$2,960	19.53%
LSBI	LSB Fin. Corp. of Lafayette IN	2.93%	0.00%	0.29%	0.00%	5.29%	1.64%	3.65%	$3,998	32.85%
FFFD	North Central Bancshares of IA	3.79%	0.00%	0.00%	0.00%	5.10%	1.83%	3.28%	$3,355	22.00%
RIVR	River Valley Bancorp of IN	2.52%	0.00%	0.32%	0.00%	5.05%	1.92%	3.13%	$4,553	19.74%
WAYN	Wayne Savings Bancshares of OH	2.80%	0.02%	0.04%	0.00%	4.66%	1.42%	3.24%	NM	21.02%

Source:
SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

The Bank’s net interest margin was slightly favorable relative to the Peer Group average based on ratios of 3.37% and 3.30%, respectively.  In this regard, although interest income versus the Peer Group was favorable (5.19% of average assets versus 4.75% for the Peer Group), the benefits of the Bank’s higher interest income were substantially offset by West End’s higher ratio of interest expense to average assets (1.81% of average assets versus 1.45% for the Peer Group).  The Bank’s higher interest expense ratio was supported by a higher cost of funds (2.05% versus 1.63% for the Peer Group) which may be attributable in part, to the Bank’s recent efforts to expand the deposit base through competitive pricing strategies.

In another key area in the evaluation core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group (3.10% and 2.84% of average assets, respectively).  The Bank’s higher operating expense ratio is reflective of the lower ratio of assets per full time equivalent employees ($3.2 million for the Bank compared to $4.1 million for the Peer Group).  As noted in Section One, the upward trend in the Bank’s operating expense ratio since fiscal year 2006 has been in part related to adding personnel to facilitate implementation of planned growth strategies, maintaining competitive salaries for executives, and management of information technology operations. On a post-offering basis, the Bank’s operating expenses can be expected to increase due to addition of stock benefit plans and certain expenses that result from being a publicly-traded company.  At the same time, West End’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

Sources of non-interest operating income provided a smaller contribution to the Bank’s earnings, and totaled 0.48% of average assets compared to 0.81% for the Peer Group.  Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, West End’s efficiency ratio of (operating expenses divided by the sum of non-interest operating income and net interest income) of 80.5% was less favorable than the Peer Group’s ratio of 69.1%.  Moreover, expense coverage ratios (net interest income divided by operating expenses) posted by West End and the Peer Group equaled 1.09x and 1.16x, respectively.  In this regard, as measured by both their efficiency and expense coverage ratios, the Bank’s earnings strength was at a disadvantage to the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Loan loss provisions had a material impact on both the Bank’s and Peer Group’s earnings, with loan loss provisions equaling 0.60% and 0.57% of average assets, respectively.  The level of loan provisions established by the Bank and the Peer Group are reflective of the increasing level of loan delinquencies and classified assets over the last several years and to their operations in markets in the Midwest which has experienced high unemployment and declining real estate values.

 Net gains and losses realized from the sale of assets and other non-operating items equaled a net gain of 0.22% of average assets for the Bank, versus a net gain 0.18% of average assets for the Peer Group.  The net gain recorded by the Bank was result of gain on sale of loans, investments, and other assets.  Gains and losses on sale of loans, investment securities, and other assets are viewed as non-recurring earnings and, therefore, are not considered to be part of an institution’s core operations.  However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a considerable factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a larger impact on the Bank’s earnings, as the Bank and the Peer Group posted effective tax rates of 33.81% and 25.32%, respectively.  As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 39.6%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions.  The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans (including second mortgage loans) and MBS than the Peer Group (45.4% of assets versus 40.2% of assets for the Peer Group).  The primary area of loan diversification for the Bank was in consumer loans with the Bank deploying 24.6% of total assets into consumer lending (versus 2.46% for the Peer Group).  The Bank’s large consumer portfolio is supported by the Bank’s heavy involvement in auto lending primarily originated on an indirect basis but auto loans originated directly to the Bank’s customers also comprise a portion of the portfolio.  From a valuation standpoint, the indirect auto loans have been a profitable business line but the relationship with the customer is limited in most instances and while the Bank’s credit experience has been good, consumer lending generally and indirect auto lending in particular are perceived to pose greater credit risk exposure than many lending niches typically employed by community banks.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2011

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

West End Bank, MHC		16.22%	29.16%	1.04%	12.96%	3.37%	24.61%	66.73%	$57,500	$574

All Public Companies
Averages		12.67%	33.46%	3.95%	20.70%	4.36%	1.99%	63.32%	$754,508	$7,280
Medians		10.48%	32.44%	2.78%	18.95%	3.36%	0.49%	63.83%	$35,540	$128

State of IN
Averages		10.37%	31.12%	4.22%	23.14%	4.30%	2.75%	68.42%	$100,444	$738
Medians		10.33%	34.53%	3.72%	20.83%	4.03%	1.58%	68.89%	$62,305	$480

Comparable Group
Averages		8.61%	31.62%	4.18%	24.87%	5.10%	2.46%	67.67%	$75,138	$479
Medians		8.07%	33.44%	4.75%	23.10%	5.02%	2.17%	66.05%	$80,905	$589

Comparable Group
FFDF	FFD Financial Corp of Dover OH	0.12%	32.18%	1.27%	40.54%	9.61%	2.84%	78.97%	$99,420	$749
FCAP	First Capital, Inc. of IN	5.52%	34.72%	3.29%	15.40%	5.39%	5.76%	62.47%	$280	$0
FCLF	First Clover Leaf Fin Cp of IL	3.53%	27.19%	7.72%	24.90%	7.90%	0.84%	73.97%	$65,520	$577
FSFG	First Savings Fin. Grp. of IN	9.70%	35.72%	6.22%	16.20%	5.75%	3.38%	64.77%	$370	$0
HFBC	HopFed Bancorp, Inc. of KY	10.18%	20.79%	7.30%	20.47%	4.66%	1.52%	60.30%	$57,130	$0
JXSB	Jacksonville Bancorp Inc of IL	14.44%	19.25%	1.19%	21.30%	7.53%	5.14%	67.34%	$147,730	$783
LSBI	LSB Fin. Corp. of Lafayette IN	0.72%	36.30%	6.96%	40.68%	3.84%	0.33%	75.19%	$116,100	$1,062
FFFD	North Central Bancshares of IA	8.58%	40.50%	0.84%	25.81%	0.40%	3.42%	63.55%	$138,680	$761
RIVR	River Valley Bancorp of IN	7.56%	29.62%	6.39%	26.98%	3.94%	0.98%	72.01%	$96,290	$601
WAYN	Wayne Savings Bancshares of OH	25.76%	39.97%	0.62%	16.42%	1.97%	0.35%	58.09%	$29,860	$260

Source:
SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

The main area of diversification for the Peer Group was commercial real estate and multi-family lending, with the Peer Group deploying 24.9% of total assets into non-residential mortgages (versus 13.0% for the Bank).  Other components of the respective loan portfolios for the Bank and the Peer Group outside of the aforementioned segments were comparatively limited with construction and land loans comprising 1.0% and 4.2% of assets for West End and the Peer Group respectively, and commercial business loans comprising 3.4% and 5.1%, respectively.  Overall, the Bank’s and the Peer Group’s asset compositions translated into similar risk weighted assets-to-assets ratios of 66.73% for the Bank versus 67.67% for the Peer Group.

Credit Risk

As shown in Table 3.5, the Bank’s ratios of NPAs to assets and NPLs to loans equaled 1.73% and 1.81%, respectively, which is lower than the Peer Group’s respective measures of 2.57% and 3.10%.  Furthering West End’s advantage, the Bank’s ratio of loss reserves to NPLs of 63.96% exceeded the Peer Group’s loss coverage ratio of 56.14%, however, loss reserves maintained as percent of net loans receivable equaled 1.16% for the Bank, versus 1.58% for the Peer Group.  In this regard, the higher level of reserves as a percent of loans for the Peer Group may likely be warranted by its higher ratio of NPAs and as noted earlier, the Bank’s reserve coverage ratios in relation to non-performing assets are higher.  Over the trailing twelve month period, the Bank realized net charge-offs equal to 0.52% of loans as compared to net charge-offs of 0.44% for the Peer Group.

While the Bank’s asset quality measures are favorable, the high level of consumer auto loans is a credit risk factor for West End in comparison to the Peer Group.  Factors such as unfavorable economic trends, weakness in underwriting or collections, or other similar factors impacting the credit review, collections, or asset recovery process could all result in credit losses in the future in excess of West End’s historical experience.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2011 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

West End, MHC		0.43%	1.73%	1.81%	1.16%	63.96%	47.42%	$791	0.52%

All Public Companies
Averages		0.60%	3.94%	4.76%	1.77%	58.97%	53.25%	$1,638	0.88%
Medians		0.26%	2.65%	3.33%	1.47%	41.82%	37.18%	$468	0.35%

State of IN
Averages		0.57%	4.22%	5.36%	1.64%	38.15%	32.50%	$1,681	1.56%
Medians		0.35%	4.53%	5.81%	1.60%	34.90%	33.10%	$507	0.71%

Comparable Group
Averages		0.47%	2.57%	3.10%	1.58%	56.14%	43.71%	$424	0.44%
Medians		0.42%	2.00%	2.45%	1.49%	58.77%	43.66%	$328	0.26%

Comparable Group
FFDF	FFD Financial Corp of Dover OH	0.04%	1.53%	1.71%	1.35%	78.98%	76.87%	$78	0.17%
FCAP	First Capital, Inc. of IN	0.18%	1.88%	2.49%	1.57%	59.26%	52.51%	$396	0.53%
FCLF	First Clover Leaf Fin Cp of IL	0.90%	2.48%	2.12%	1.10%	44.47%	26.31%	$1,686	1.70%
FSFG	First Savings Fin. Grp. of IN	0.29%	1.49%	1.63%	1.20%	67.44%	49.73%	$90	0.10%
HFBC	HopFed Bancorp, Inc. of KY	0.84%	2.11%	2.41%	2.34%	97.46%	43.04%	$404	0.27%
JXSB	Jacksonville Bancorp Inc of IL	0.20%	1.48%	2.22%	1.62%	73.13%	63.11%	$260	0.58%
LSBI	LSB Fin. Corp. of Lafayette IN	0.28%	5.44%	5.81%	2.03%	34.90%	33.10%	$439	-0.03%
FFFD	North Central Bancshares of IA	0.74%	3.07%	3.26%	1.90%	58.27%	44.27%	$206	0.25%
RIVR	River Valley Bancorp of IN	0.65%	4.53%	6.34%	1.40%	22.22%	21.71%	$572	0.86%
WAYN	Wayne Savings Bancshares of OH	0.54%	1.70%	3.01%	1.32%	25.27%	26.44%	$109	-0.03%

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2011 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

West End Bank, MHC		8.0%	102.8%	5.9%	13	-3	19	-11	-5	1

All Public Companies		11.2%	106.4%	6.6%	-1	1	0	1	4	6
State of IN		9.5%	104.2%	7.2%	2	0	3	2	4	4

Comparable Group
Averages		9.8%	106.2%	5.8%	3	-4	2	9	10	1
Medians		9.7%	105.7%	6.3%	2	-7	3	11	9	4

Comparable Group
FFDF	FFD Financial Corp of Dover OH	8.9%	107.4%	2.9%	-15	18	1	5	31	0
FCAP	First Capital, Inc. of IN	9.5%	105.6%	6.2%	1	-7	5	15	37	-17
FCLF	First Clover Leaf Fin Cp of IL	11.4%	109.0%	6.3%	11	-11	10	6	11	7
FSFG	First Savings Fin. Grp. of IN	9.3%	105.4%	6.7%	-2	-10	0	0	2	NA
HFBC	HopFed Bancorp, Inc. of KY	10.0%	105.9%	5.5%	-13	-10	-19	15	7	4
JXSB	Jacksonville Bancorp Inc of IL	11.0%	108.6%	6.4%	13	-4	11	23	2	-18
LSBI	LSB Fin. Corp. of Lafayette IN	9.8%	105.8%	5.3%	17	-7	19	18	14	16
FFFD	North Central Bancshares of IA	10.7%	105.4%	6.8%	2	0	-10	-11	-3	4
RIVR	River Valley Bancorp of IN	8.3%	103.2%	6.5%	14	6	9	16	11	5
WAYN	Wayne Savings Bancshares of OH	8.9%	105.4%	5.4%	1	-11	-6	-2	-19	9

NA=Change is greater than 100 basis points during the quarter.

Source:
SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group.  In terms of balance sheet composition, West End’s interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group.  Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios; however, the Bank’s level of non-interest earning assets was quite similar to the Peer Group’s ratio.  On a pro forma basis, the infusion of stock proceeds should serve to increase the Bank’s comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for West End and the Peer Group.  In general, the similar fluctuations in the Bank’s ratios implied that the interest rate risk associated with the Bank’s net interest income was comparable to the Peer Group, on average, based on the interest rate environment that prevailed during the period covered in Table 3.6.  The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of West End’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, loan composition and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in West End’s operations and financial condition; (2) monitor West End’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including West End’s value, or West End’s value alone.  To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS IV.3

■
Overall A/L Composition.  In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a comparable concentration of loans and investments as percents of total assets.  The Bank has differentiated its lending strategy through the indirect auto lending niche while the Peer Group has been more active in commercial mortgage and non-mortgage lending.  Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a higher yield earned on interest-earning assets which was attributable both to the modestly lower level of NPAs and the relatively high yields on the auto loan portfolio.  West End’s funding composition reflected a higher level of deposits and borrowings than the comparable Peer Group ratios and West End’s higher cost of funds substantially offset the benefits of its higher loan yields.    Overall, as a percent of assets, the Bank maintained a similar level of interest-earning assets and a higher level interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Bank.  After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio.  On balance,

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Credit Quality.  The Bank’s credit quality appears favorable as the ratio of non-performing assets and non-performing loans were lower than the comparable Peer Group ratios.  Loss reserves as a percent of non-performing loans were higher for the Bank, while the Peer Group maintained higher loss reserves as a percent of total loans.  Net loan charge-offs were modestly more significant for the Bank.  As noted above, the Bank’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio.  Notwithstanding these positive factors, the significant auto loan portfolio secured by late model used vehicles may introduce a potential element of volatility with respect to the Bank’s credit risk exposure relative to the Peer Group.

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Balance Sheet Liquidity.  The Bank operated with a slightly lower level of cash and investment securities relative to the Peer Group (23.8% of assets versus 26.4% for the Peer Group).  Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments.  The Bank’s future borrowing capacity was considered to be less than the Peer Group, given the lower level of borrowings currently funding the Peer Group’s assets.

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Funding Liabilities The Bank’s interest-bearing funding composition reflected a slightly higher concentration of deposits and borrowings relative to the comparable Peer Group ratios, with the Bank maintaining a slightly higher cost of funds than the Peer Group.  Total interest-bearing liabilities as a percent of assets were slightly higher for the Bank compared to the Peer Group’s ratio, which was attributable to West End’s lower capital position.  Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets and the IEA/IBL ratio will improve.

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Capital.  The Bank currently operates with a lower equity-to-assets ratio than the Peer Group.  However, following the stock offering, West End’s pro forma capital position can be expected to exceed the Peer Group’s equity-to-assets ratio.  The Bank’s pro forma capital position implies similar leverage capacity as the Peer Group, similar dependence on interest-bearing liabilities to fund assets and a similar capital cushion to absorb credit quality related losses as the Peer Group.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

On balance, West End’s balance sheet strength was considered to be slightly more favorable to the Peer Group and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

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Reported Earnings.  The Bank’s reported earnings were lower to the Peer Group’s on a ROAA basis (0.24% of average assets versus 0.59% for the Peer Group The Bank’s earnings reflected an advantage with respect to a slightly higher net interest income, which was more than offset by the Peer Group’s earnings advantages with respect to higher non-interest operating income, lower operating expenses, and lower effective tax rate.  Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans.

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Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings.  In these measures, the Bank operated with a slightly higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income.  The Bank’s slightly higher net interest income ratio was largely offset by the higher operating expense ratio.  Considering non-interest income as well, the Bank’s efficiency ratio was less favorable than the Peer Group (80.5% versus 69.1%, respectively).  Loan loss provisions had a similar impact on the Bank’s and Peer Group’s earnings (0.60% of average assets versus 0.57% of average assets for the Peer Group).  Overall, the less favorable efficiency ratio indicates that the Bank’s pro forma core earnings are less favorable when compared to the Peer Group’s core earnings.

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Interest Rate Risk.  Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Bank’s net interest margin.  Other measures of interest rate risk, such as tangible capital and IEA/IBL ratios and the level of non-interest earning assets were more favorable for the Bank.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/IBL ratios that will further exceed the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a modestly positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

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Credit Risk.  Loan loss provisions were a similar factor in the Peer Group’s earnings (0.60% of average assets versus 0.57% of average assets for the Peer Group).  In terms of future exposure to credit quality related losses, the Bank maintains a comparable ratio of loans overall and the risk-weighted assets/assets ratio is similar, the West End’s diversification is focused in auto lending and the Peer Group has more actively diversified into commercial mortgage lending.  The Bank’s credit quality measures generally implied lower credit risk exposure relative to the comparable credit quality measures for the Peer Group but the auto loan portfolio introduces some uncertainty with respect to the Bank’s credit quality as the portfolio’s quality is subject to change with a changing economic and market environment.

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Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Bank maintained a slightly more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank.  Second, the infusion of stock proceeds will provide the Bank with more significant growth potential through leverage than currently maintained by the Peer Group.

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Return on Equity.  Currently, the Banks core ROE is less favorable than the Peer Group’s ROE.  Moreover, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will be diminished over the near term relative to the Peer Group’s return on equity ratio.

On balance, West End’s pro forma earnings strength was considered to be similar to the Peer Group and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.             Asset Growth

The Bank’s asset growth rate was above the Peer Group’s growth rate during the period covered in our comparative analysis (11.2% growth through March 31, 2011 versus 1.0% growth for the Peer Group).  Asset growth for both the Bank and the Peer Group primarily consisted of lower yielding cash and investment securities as growth of the Bank’s loan portfolio was comparatively modest while the Peer Group realized shrinking loan portfolio balances based on both the average and median values.  Additionally, both the Bank and the Peer Group reported growth in deposits and shrinkage in the balance of borrowed funds enhancing their overall comparability.  On a pro forma basis, the Bank’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank, although most of the growth is projected to occur in lower yielding cash and investments until market conditions improve enough to stimulate demand for the types of high quality loans that the Bank is accustomed to originating.  On balance, a slight upward adjustment was applied for asset growth.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

4.             Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  West End serves customers in communities located in eastern Indiana.  These areas are shrinking in population and households and have experienced diminishing lending opportunities (See Exhibit III-4 for details).  On a local basis, the Bank competes against two significantly larger institutions.  On a regional basis, the Bank competes with larger institutions that provide a large array of services and have significantly larger branch networks than maintained by West End, and other financial institutions that are focused on the local communities in which they operate.

Overall, the markets served by the Peer Group companies were viewed as slightly more favorable with respect to supporting growth opportunities, as they were slightly more populous and were realizing positive growth rates in contrast to the shrinking population base of the Bank’s relatively small markets.  The Bank’s competitive position in its primary market area, as indicated by deposit market share, was relatively similar as West End Bank had a 13.2% deposit share in Wayne County (its largest market) as compared to 16.2% deposit market share for the Peer Group in their respective markets based on the median.  As shown in Exhibit III-4, the March 2011 unemployment rates for the markets served by the Peer Group companies were 8.9% at both the median and the average, as compared to 10.9% in Wayne County were three of the Bank’s four full service offices are located.  On balance, we concluded that a slight downward adjustment was appropriate for the Bank’s market area.

5.             Dividends

Eight out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.24% to 5.21%.  The average dividend yield on the stocks of the Peer Group institutions equaled 2.72% as of June 10, 2011.  As of June 10, 2011, approximately 65% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.80%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

At this time the Bank has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.  While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $15.2 million to $57.2 million as of June 10, 2011, with average and median market values of $33.5 million and $25.7 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.0 million to 7.9 million, with average and median shares outstanding of 3.1 million and 2.2 million, respectively.  The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that will be within the range of the Peer Group’s averages and medians.  Unlike all ten Peer Group companies, the Bank’s stock will be quoted in the over the counter market on the OTC Bulletin Board following the stock offering.  Overall, we anticipate that the Bank’s public stock will have a slightly less liquid trading market as the Peer Group companies given its listing on the Bulletin Board and, therefore, concluded a slight downward adjustment was necessary for this factor.

7.             Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as West End:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Indiana.  All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

A.           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy.  September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear.  Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy.  The Dow Jones Industrial Average (“DJIA”) surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report.  Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China.  A favorable report on jobless claims hitting a two-year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concerned about the debt crisis in Europe.  Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November.  Stocks also benefitted from a pick-up in merger activity heading into mid-December.  The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December.  Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011.  A favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid-January, with the DJIA moving to its highest close since June 2008.  The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the world.  The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years.  Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions.  Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market.  News that Egypt’s President resigned further boosted stocks heading into mid-February.  A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya.  Stocks recovered in late-February, as oil prices stabilized.  Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices.  The DJIA closed below 12000 in the second week of March, as financial markets around the world were shaken by escalating turmoil in the Middle East and surprisingly downbeat economic news out of China.  Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings.  Announcements by some large banks of intentions to increase dividends, gains in energy companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more consolidation in that sector.  Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

Stocks started out the second quarter of 2011 with gains, as investors were heartened by the March employment report which showed signs of stronger job creation and the lowest unemployment rate in two years.  Investors exercised caution in early-April ahead of the potential shutdown of the U.S. Government, which provided for a narrow trading range in the broader stock market.  Worries about the high cost of raw materials undercutting growth prospects and some favorable economic reports translated into a mixed stock market performance in mid-April.  Strong first quarter earnings reports posted by some large technology stocks helped to lift the DJIA to a multi-year high going into the second half of April.  Stocks rose following the Federal Reserve’s late-April meeting, based on indications that the Federal Reserve would not be increasing rates anytime soon.  Disappointing earnings reports and lackluster economic data pressure stocks lower ahead of the April employment report.  Stronger than expected job growth reflected in April employment data, along with a pick-up in deal activity, helped stocks to rebound heading into mid-May.  Worries about Greece’s debt problems and a slowdown in the global economic recovery pulled stocks lower in mid-May.  The downturn in the broader stock market continued through the end of May and into the first half of June, as the DJIA declined for six consecutive weeks on mounting evidence that the economic recovery was losing steam and renewed worries about a possible Greek default were noted factors contributing to the sell-off in the broader stock market.  On June 10, 2011, the DJIA closed at 11951.91, an increase of 17.5% from one year ago and an increase of 2.4% year-to-date, and the NASDAQ closed at 2643.73 an increase of 19.2% from one year ago and a decrease of 1.8% year-to-date.  The Standard & Poor’s 500 Index closed at 1270.98 on June 10, 2011, an increase of 16.9% from one year ago and a decrease of 0.1% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market.  The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks underperformed the broader stock market at the beginning of the fourth quarter.  Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data.  Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy.  Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November.  Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November.  Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December.  Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December.  A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December.  Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening.  A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings.  Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector.  Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA.  Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya.  A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices.  Thrift prices rebounded along with the broader market in late-February.  Higher oil prices and profit taking pressured thrift stocks lower in early-March.  News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a downturn amid a pullback in the broader stock market.  Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March.  Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices.  An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March 2011 helped thrift stocks advance along with the broader stock at the start of the second quarter of 2011.  Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government.  Mixed first quarter earnings reports, which included lower first quarter revenues reported by nation’s largest banks, pressured thrift stocks lower going into the second half of April.  The Federal Reserve’s announcement that it will keep interest rates low for the foreseeable future helped to lift thrift stocks in late-April.  Thrift stocks lagged the broader stock market heading into mid-May, as weak housing data continued to weigh on the sector.  Most notably, home prices fell 3% in the first quarter of 2011, the steepest drop since 2008. Moody’s continued negative outlook on the American banking system weighed on thrift stocks as well in mid-May.   After trading in a narrow range during the second half of May, bank and thrift stocks led the broader market lower in early-June as economic data suggested that the recovery was losing momentum.  A decline in first quarter home prices and a drop-off in home sales in April hurt the thrift sector as well.  On June 10, 2011, the SNL Index for all publicly-traded thrifts closed at 531.47, a decrease of 9.5% from one year ago and a decrease of 11.4% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.1, three standard conversions have been completed during the past three months; while there have been no second-step conversions during the same period.  The standard conversion offerings are considered to be more relevant for West End’s pro forma pricing.  The average closing pro forma price/tangible book ratio of the three recent standard conversion offerings equaled 53.7%.  On average, the three standard conversion offerings reflected price appreciation of 13.1% after the first week of trading, and 11.7% based on the median.  As of June 10, 2011, the three recent standard conversion offerings reflected a 9.8% increase in price on average.

Shown in Table 4.2 are the current pricing ratios for the single fully-converted offering (Franklin Financial) completed during the past three months that is trading on NASDAQ or an Exchange.  The current P/TB ratio of the single fully-converted recent conversion equaled 68.41%, based on a closing stock price as of June 10, 2011.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed in Last 3 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	$981	13.20%	2.73%	43%	$138.9	100%	132%	1.7%	C/S	1%/3%	8.0%	4.0%	10.0%	3.0%	0.00%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	$150	10.03%	3.75%	33%	$12.3	100%	118%	7.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	$170	9.42%	1.58%	196%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Averages - Standard Conversions:			$433	10.88%	2.69%	91%	$55.7	100%	127%	4.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%
Medians - Standard Conversions:			$170	10.03%	2.73%	43%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Second Step Conversions

Averages - All Conversions:			$325	10.88%	2.69%	91%	$55.7	100%	127%	4.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%
Medians - All Conversions:			$170	10.03%	2.73%	43%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(3)(6)				Financial Charac.				Closing Price:
											First		After		After
	Conversion			Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(4)	Chge	Month(5)	Chge	6/10/11	Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	57.3%	50.5	x	13.0%	0.3%	22.7%	1.1%	$10.00	$11.93	19.3%	$11.77	17.7%	$11.96	19.6%	$11.93	19.3%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	49.3%	61.2	x	7.7%	0.1%	15.6%	0.8%	$10.00	$11.00	10.0%	$11.00	10.0%	$11.40	14.0%	$11.00	10.0%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	54.4%	NM		8.7%	-0.6%	16.0%	-3.7%	$10.00	$10.04	0.4%	$11.17	11.7%	$11.00	10.0%	$10.00	0.0%

Averages - Standard Conversions:			53.7%	55.8	x	9.8%	-0.1%	18.1%	-0.6%	$10.00	$10.99	9.9%	$11.31	13.1%	$11.45	14.5%	$10.98	9.8%
Medians - Standard Conversions:			54.4%	55.8	x	8.7%	0.1%	16.0%	0.8%	$10.00	$11.00	10.0%	$11.17	11.7%	$11.40	14.0%	$11.00	10.0%

Second Step Conversions

Averages - All Conversions:			53.7%	55.8	x	9.8%	-0.1%	18.1%	-0.6%	$10.00	$10.99	9.9%	$11.31	13.1%	$11.45	14.5%	$10.98	9.8%
Medians - All Conversions:			54.4%	55.8	x	8.7%	0.1%	16.0%	0.8%	$10.00	$11.00	10.0%	$11.17	11.7%	$11.40	14.0%	$11.00	10.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

June 10, 2011

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Table 4.2
Market Pricing Comparatives
Prices As of June 10, 2011

	Market		Per Share Data
	Capitalization		Core	Book
	Price/	Market	12 Month	Value/	Pricing Ratios(3)
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)

All Public Companies	$10.84	$287.78	($0.01)	$13.21	18.62	x	84.42%	10.16%	90.27%	19.52	x
Converted Last 3 Months (no MHC)	$11.93	$170.63	$0.20	$17.44	NM		68.41%	15.50%	68.41%	NM

Converted Last 3 Months (no MHC)
FRNK Franklin Financial Corp. of VA	$11.93	$170.63	$0.20	$17.44	NM		68.41%	15.50%	68.41%	NM

	Dividends(4)			Financial Characteristics(6)
	Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies	$0.22	1.86%	29.24%	$2,650	12.07%	11.36%	3.94%	0.08%	1.50%	0.00%	0.78%
Converted Last 3 Months (no MHC)	$0.00	0.00%	NM	$1,101	22.66%	22.66%	3.83%	-0.09%	NM	0.26%	NM

Converted Last 3 Months (no MHC)
FRNK Franklin Financial Corp. of VA	$0.00	0.00%	NM	$1,101	22.66%	22.66%	3.83%	-0.09%	NM	0.26%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.15

C.             The Acquisition Market

Also considered in the valuation was the potential impact of recently completed and pending acquisitions of other thrift institutions operating in Indiana on West End’s conversion value.  As shown in Exhibit IV-4, there were 6 completed deals for Indiana thrift acquisitions from the beginning of 2006 through June 10, 2011.  To the extent that any acquisition speculation may impact the Bank’s offering it has largely been taken into account in the Peer Group pricing.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in West End’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations.  Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management.  The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure.  The Bank currently does not have any senior management positions that are vacant.  Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.16

9.             Effect of Government Regulation and Regulatory Reform

As a fully-converted OTS regulated financial institution, West End will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.  RP Financial’s valuation placed an emphasis on the following:

RP® Financial, LC.	VALUATION ANALYSIS IV.17

■
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

■
P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pro forma P/A ratios and the “not meaningful” pricing ratios under the P/E approach.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

■
P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the cash and stock contribution to the Foundation, RP Financial concluded that, as of June 10, 2011, the pro forma market value of West End’s conversion stock, including the shares sold in the offering and issued to the Foundation, equaled $14,380,000 at the midpoint, equal to 1,438,000 shares offered at a per share value of $10.00.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

1.           Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Bank’s reported earnings equaled $515,000 for the twelve months ended March 31, 2011.  In deriving West End’s core earnings, the adjustments made to reported earnings were to eliminate gains on sale of loans of $362,000, gains on sale of investment securities of $90,000, and gain on sale of other assets of $6,000.  As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.16% for the earnings adjustments, the Bank’s core earnings were determined to equal $239,000 for the twelve months ended March 31, 2011.    (Note:  see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$515
Deduct: Gain on sale of loans(1)	(362)
Deduct: Gain on sale of investment securities(1)	(90)
Deduct: Gain on sale of other assets(1)	(6)
Tax Effect	182

Core earnings estimate	$239

(1) Tax effected at 39.61%.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $14.4 million midpoint value equaled 29.85x and 69.88x, respectively, which provided for premiums of 100.1% and 329.8% relative to the Peer Group’s average reported and core P/E multiples of 14.92 times and 16.26 times, respectively (see Table 4.3).  In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.50 times and 16.13 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 138.8% and 333.2%, respectively.  At the top of the super range, the Bank’s reported and core P/E multiples equaled 39.67x and 94.36x, respectively.  In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 165.9% and 480.3%, respectively.  In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 217.4% and 485.0%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

2.          Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value.  Based on the $14.4 million midpoint valuation, the Bank’s pro forma P/B ratio and P/TB ratio equaled 50.38%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 73.20% and 78.04%, the Bank’s ratios reflected a discount of 31.2% on a P/B basis and a discount of 35.4% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 69.40% and 77.14%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 27.4% and 34.7%, respectively.  At the top of the super range, the Bank’s P/B and P/TB ratio equaled 58.21%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.5% and 25.4%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 16.1% and of 24.5%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.  We considered the discounts under this approach to be consistent with the level of discounting indicated by conversion transactions completed in 2011, many of which were completed in markets with less volatility than exhibited as of the valuation date for West End.

3.           Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $14.4 million midpoint of the valuation range, the Bank’s value equaled 6.30% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.24%, which implies a discount of 13.0% has been applied to the Bank’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 7.02%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 10.3%.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of June 10, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $14,380,000 at the midpoint, equal to 1,438,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $12,280,000 and a maximum value of $16,480,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,228,000 at the minimum and 1,648,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $18,894,995 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,889,500.  Based on this valuation range, the offering range is as follows:  $11,900,000 at the minimum, $14,000,000 at the midpoint, $16,100,000 at the maximum and $18,515,000 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  1,190,000 at the minimum, 1,400,000 at the midpoint, 1,610,000 at the maximum and 1,851,500 at the supermaximum.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Table 4.3
Public Market Pricing
West End Bank, MHC and the Comparables
As of June 10, 2011

		Market		Per Share Data
		Capitalization		Core	Book
		Price/	Market	12 Month	Value/	Pricing Ratios(3)
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)
West End Bank, MHC
Superrange		$10.00	$18.90	$0.11	$17.18	39.67	x	58.21%	8.14%	58.21%	94.36	x
Maximum		$10.00	$16.48	$0.12	$18.42	34.39	x	54.29%	7.16%	54.29%	81.10	x
Midpoint		$10.00	$14.38	$0.14	$19.85	29.85	x	50.38%	6.30%	50.38%	69.88	x
Minimum		$10.00	$12.28	$0.17	$21.76	25.35	x	45.96%	5.42%	45.96%	58.94	x

All Non-MHC Public Companies (7)
Averages		$11.31	$326.57	($0.05)	$14.35	17.61	x	77.05%	9.35%	84.70%	19.20	x
Medians		$11.63	$62.70	$0.33	$13.83	15.70	x	78.68%	8.47%	84.13%	17.22	x

All Non-MHC State of IN(7)
Averages		$13.15	$42.00	$0.82	$17.78	15.03	x	72.53%	6.72%	77.04%	19.00	x
Medians		$16.06	$42.72	$0.75	$17.67	13.24	x	69.27%	6.57%	75.22%	20.42	x

Comparable Group Averages
Averages		$13.31	$33.50	$0.80	$18.38	14.92	x	73.20%	7.24%	78.04%	16.26	x
Medians		$15.50	$25.71	$0.86	$18.26	12.50	x	69.40%	7.02%	77.14%	16.13	x

Comparable Group

FFDF	FFD Financial Corp of Dover OH	$15.00	$15.18	$0.93	$18.50	10.56	x	81.08%	7.21%	81.08%	16.13	x
FCAP	First Capital, Inc. of IN	$16.75	$46.68	$1.18	$17.31	12.41	x	96.76%	10.39%	109.12%	14.19	x
FCLF	First Clover Leaf Fin Cp of IL	$6.89	$54.31	$0.38	$9.89	14.35	x	69.67%	9.43%	82.91%	18.13	x
FSFG	First Savings Fin. Grp. of IN	$16.36	$38.76	$1.64	$23.66	12.58	x	69.15%	7.56%	81.03%	9.98	x
HFBC	HopFed Bancorp, Inc. of KY	$7.80	$57.22	($0.13)	$12.29	32.50	x	63.47%	5.33%	63.93%	NM
JXSB	Jacksonville Bancorp Inc of IL	$12.63	$24.34	$0.90	$18.98	10.61	x	66.54%	7.91%	71.92%	14.03	x
LSBI	LSB Fin. Corp. of Lafayette IN	$15.99	$24.85	$0.69	$23.04	13.90	x	69.40%	6.83%	69.40%	23.17	x
FFFD	North Central Bancshares of IA	$16.75	$22.63	$0.92	$29.39	18.21	x	56.99%	4.92%	57.96%	18.21	x
RIVR	River Valley Bancorp of IN	$16.13	$24.42	$0.81	$18.02	11.95	x	89.51%	6.31%	89.76%	19.91	x
WAYN	Wayne Savings Bancshares of OH	$8.84	$26.56	$0.70	$12.74	12.11	x	69.39%	6.51%	73.24%	12.63	x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
West End Bank, MHC
Superrange		$0.00	0.00%	0.00%	$232	13.98%	13.98%	1.62%	0.21%	1.47%	0.09%	0.62%
Maximum		$0.00	0.00%	0.00%	$230	13.20%	13.20%	1.64%	0.21%	1.58%	0.09%	0.67%
Midpoint		$0.00	0.00%	0.00%	$228	12.51%	12.51%	1.65%	0.21%	1.69%	0.09%	0.72%
Minimum		$0.00	0.00%	0.00%	$226	11.80%	11.80%	1.66%	0.21%	1.81%	0.09%	0.78%

All Non-MHC Public Companies (7)
Averages		$0.23	1.77%	28.93%	$2,839	11.89%	11.19%	3.87%	0.05%	1.47%	-0.04%	0.67%
Medians		$0.20	1.46%	0.00%	$907	10.91%	9.64%	2.63%	0.41%	3.48%	0.30%	3.16%

All Non-MHC State of IN(7)
Averages		$0.31	2.24%	32.23%	$717	9.81%	9.34%	4.51%	0.49%	4.99%	0.42%	4.18%
Medians		$0.14	1.85%	0.07%	$481	9.89%	9.56%	4.53%	0.50%	5.37%	0.30%	3.45%

Comparable Group Averages
Averages		$0.34	2.72%	30.98%	$475	10.45%	9.86%	2.57%	0.55%	5.47%	0.44%	4.24%
Medians		$0.27	3.10%	32.88%	$429	10.42%	9.76%	2.00%	0.58%	5.71%	0.49%	4.48%

Comparable Group

FFDF	FFD Financial Corp of Dover OH	$0.68	4.53%	47.89%	$211	8.89%	8.89%	1.53%	0.70%	7.79%	0.46%	5.10%
FCAP	First Capital, Inc. of IN	$0.76	4.54%	56.30%	$449	10.76%	9.67%	1.88%	0.83%	7.84%	0.72%	6.85%
FCLF	First Clover Leaf Fin Cp of IL	$0.24	3.48%	50.00%	$576	13.54%	11.63%	2.48%	0.66%	4.87%	0.52%	3.85%
FSFG	First Savings Fin. Grp. of IN	$0.00	0.00%	0.00%	$513	10.93%	9.48%	1.49%	0.61%	5.64%	0.77%	7.11%
HFBC	HopFed Bancorp, Inc. of KY	$0.32	4.10%	NM	$1,074	10.08%	10.02%	2.11%	0.16%	1.65%	-0.09%	-0.89%
JXSB	Jacksonville Bancorp Inc of IL	$0.30	2.38%	25.21%	$308	11.88%	11.09%	1.48%	0.76%	7.13%	0.58%	5.40%
LSBI	LSB Fin. Corp. of Lafayette IN	$0.00	0.00%	0.00%	$364	9.84%	9.84%	5.44%	0.48%	5.10%	0.29%	3.06%
FFFD	North Central Bancshares of IA	$0.04	0.24%	4.35%	$460	10.85%	10.72%	3.07%	0.27%	2.52%	0.27%	2.52%
RIVR	River Valley Bancorp of IN	$0.84	5.21%	62.22%	$387	8.34%	8.32%	4.53%	0.53%	6.40%	0.32%	3.84%
WAYN	Wayne Savings Bancshares of OH	$0.24	2.71%	32.88%	$408	9.39%	8.94%	1.70%	0.54%	5.77%	0.52%	5.53%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.